Exhibit 1

A-IFRS
Transition Report

For the twelve months ended 30
September 2005

TABLE OF CONTENTS	A-IFRS transition report

Introduction

1.	Executive summary

2.	Overview and key financial measures

3.	Reconciliation of AGAAP to A-IFRS — 30 September 2005
	3.1	Consolidated income statement
	3.2	Reconciliation of key performance indicators
	3.3	Consolidated balance sheet

4.	A-IFRS interim financial statements
	4.1	Opening consolidated balance sheet — 1 October 2004
	4.2	Balance sheet transition adjustments — 1 October 2004
	4.3	A-IFRS consolidated balance sheet — 31 March 2005
	4.4	Balance sheet transition adjustments — 31 March 2005
	4.5	Consolidated income statement — six months to 31 March 2005
	4.6	Income statement transition adjustments — six months to 31 March 2005
	4.7	2006 opening A-IFRS consolidated balance sheet — 30 September 2005 and 1 October 2005
	4.8	Balance sheet transition adjustments — 30 September 2005
	4.9	Transition adjustments applicable to the consolidated balance sheet as at 1 October 2005
	4.10	Consolidated income statement — six months to 30 September 2005
	4.11	Income statement transition adjustments — six months to 30 September 2005

5.	A-IFRS interim profit announcement tables
	5.1	Consolidated income statements for the six months ended 31 March 2005
	5.2	Consolidated income statement for the six months ended 30 September 2005
	5.3	Reconciliation of key performance indicators for the six months ended 31 March 2005
	5.4	Reconciliation of key performance indicators for the six months ended 30 September 2005

6.	A-IFRS business unit reconciliations
	6.1	Business and Consumer Banking
	6.2	Westpac Institutional Bank
	6.3	BT Financial Group
	6.4	New Zealand
	6.5	Pacific Banking
	6.6	Group Business Unit

7.	Notes on key A-IFRS adjustments
	7.1	Notes on key A-IFRS adjustments
	7.2	Reconciliation of key performance indicators

In this report, references to ‘Westpac’, ‘the Group’, ‘the bank’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities.

INTRODUCTION	A-IFRS transition report

This transition report has been prepared for distribution in the United States. The selected financial information contained in this report (other than certain percentages and average amounts quoted) has been derived from the audited consolidated financial report for Westpac Banking Corporation (“Westpac”) and its controlled entities for the reporting period of the twelve months ended 30 September 2005. It also contains information derived from the unaudited:

•                  Consolidated interim financial statements for Westpac and its controlled entities for the six months ended 31 March 2005; and

•                  Westpac profit announcement for the twelve months ended 30 September 2005.

In addition to discussing the financial information prepared in accordance with Australian equivalents to International Financial Reporting Standards (A-IFRS) in this report, we also discuss the following non-A-IFRS financial information:

Cash Earnings

Net profit attributable to equity holders in this report is calculated in accordance with AGAAP (as defined below) or A-IFRS depending on the applicable period. The following adjustments are made to net profit attributable to equity holders in deriving cash earnings following the introduction of A-IFRS:

•             Treasury shares. A-IFRS does not permit earnings on Westpac shares held by Westpac, including shares held by Westpac Life Insurance companies and consolidated managed investment schemes (MIS) (known as treasury shares), to be recognised in income. As these earnings match changes in policyholder and MIS unitholders liabilities, which do flow through earnings, the impact of this item is reversed in deriving cash earnings. This ensures that there is no impact on cashflows available to ordinary shareholders.

•             Dividends paid on New Zealand (NZ) Class shares. Under A-IFRS the previously outstanding New Zealand Class shares are classified as minority interest in the balance sheet, and dividends paid on NZ Class shares are classified as net profit attributable to minority interests. These distributions are added back in deriving cash earnings as it is considered that NZ Class shareholders had the same rights as ordinary shareholders. NZ Class shares were exchanged for Westpac ordinary shares in July 2005.

•             Trust Preferred Securities (TPS). For 2005 the pre-tax revaluation impact of the cross currency swap hedging the TPS 2004 hybrid instrument is eliminated(1). However, from 1 October 2005 and the adoption of AASB 139 Financial Instruments: Recognition and Measurement, revaluations of the cross currency swap and underlying liability will offset each other. Therefore there will be no future impact on net profit attributable to equity holders and the adjustment to derive cash earnings will no longer be required.

(1)  For the periods ended 31 March 2005 and 30 September 2005, Westpac adjusted cash earnings for the impacts of the revaluation of a derivative hedging our US$525 million 2004 Trust Preferred Securities (TPS 2004) hybrid instrument. We have entered into a NZ$/US$ cross currency swap in respect of the US dollar exposure on the transaction, which arises due to the funds being invested in US dollar convertible debentures that qualify as equity. Under the A-IFRS standards applying with respect to comparative results, the revaluation of the swap is reported in non-interest income while the equity instruments are re-translated at historic exchange rates. The after tax amount of this revaluation is added back to derive cash earnings as it does not effect cash flows available to ordinary shareholders. To provide comparability between reporting periods, these adjustments were reversed. From 1 October 2005, following the adoption of AASB 132 and AASB 139, the accounting treatment of TPS 2004 was changed from equity to debt classification and the swap revaluation now offsets the revaluation of the debt instrument.

However, from I October 2005 the interest rate swap hedging the TPS 2003 hybrid instrument will not achieve hedge accounting under A-IFRS; therefore changes in the value of the swap will be taken to the income statement. The impacts are reversed in deriving cash earnings(2) as they do not affect cash flows available to our ordinary shareholders. This adjustment impacts cash earnings for the six months ended 31 March 2006.

We consider cash earnings a useful measure of financial performance as it adjusts reported results for material items to ensure that they appropriately reflect cash flows normally available to ordinary shareholders.

Group Economic Profit

Group economic profit is defined as cash earnings less a capital charge calculated by management at 10.5%(3) of average ordinary equity, plus 70% of the value of franking credits paid to shareholders. Group economic profit is used by management as a key measure of financial performance, because it focuses on shareholder value by requiring a return in excess of a risk adjusted cost of capital.

Other companies may use different methodologies to calculate economic profit or similar non-GAAP financial measures.

Business Unit Economic Profit

Business Unit economic profit is defined as cash earnings less a capital charge calculated at 10.5%(3) of allocated capital plus 70% of the value of Australian tax paid. Consistent with Group economic profit above, this measure is used by management as a key measure of business unit financial performance, because it focuses on shareholder value by requiring a return in excess of a risk adjusted cost of capital for that Business Unit.

Other companies may use different methodologies to calculate economic profit or similar non-GAAP financial measures.

Adjusted Common Equity

Tier 1 capital is calculated in accordance with Australian Prudential Regulation Authority (APRA) guidelines for determining a bank’s minimum capital requirements. Adjusted Common Equity (ACE) is calculated as Tier 1 capital less investments in non-banking subsidiaries less hybrid capital instruments (net of excess of 25% of

(2)          For the period ended 31 March 2006, Westpac has adjusted cash earnings for the impacts of the revaluation of a derivative hedging our US$750 million 2003 Trust Preferred Securities (TPS 2003) hybrid instrument. We entered into an interest rate swap as part of the structure which is measured at fair value, with changes in the fair value reported in non interest income. The underlying hybrid instrument is classified as equity under AASB 132 and measured at historic cost. The after tax amount of this revaluation is added back to derive cash earnings as it does not affect cash flows available to ordinary shareholders. We reverse the impact of the revaluation of the derivative and cash earnings adjustment to provide comparability between reporting periods.

(3)          Following a review of the appropriateness of the interest rate used to determine the capital charge in 2005, management reduced the capital charge to 10.5% of average ordinary equity (previously 11.6% for the Group and 12% for business units). Comparative information has been restated to reflect this change.

Tier 1 capital). This measure also adds back the carrying amount of capitalised expenditure. The ACE ratio has become the capital measure frequently used by analysts and rating agencies to assess a bank’s capital strength. Management believes that the ACE ratio is widely accepted and is a conservative measure of the amount of ordinary equity that explicitly supports a banking business, deducting the entire investment in non-banking subsidiaries from shareholders’ equity.

Weighted average ordinary shares (millions) — Underlying

‘Weighted average ordinary shares — Underlying’ is used in the calculation of cash earnings per share. ‘Weighted average ordinary shares — Underlying’ is based on the weighted average number of ordinary shares determined in accordance with A-IFRS, adjusted for the impact of treasury shares. Under A-IFRS, treasury shares are required to be removed from the share count. ‘Weighted average ordinary shares — Underlying’ removes this impact. This ensures that the measure is calculated on a consistent basis with cash earnings, which also adjusts for the impact of treasury shares.

Performance Ratios

In this transition report we present certain performance ratios using both the A-IFRS measure of net profit attributable to equity holders and the non-A-IFRS measure of cash earnings. Management believes it is useful to present certain performance ratios using both the A-IFRS and cash earnings measures for the reasons outlined in the cash earnings discussion above. The following ratios have been presented as A-IFRS and cash earnings measures respectively:

•             Basic earnings per ordinary share and cash earnings per ordinary share; and

•             Dividend payout ratio and cash earnings dividend payout ratio.

Where these ratios are calculated using cash earnings instead of net profit attributable to equity holders, the ratio eliminates the impact of treasury shares, distributions on NZ Class shares and revaluations in swaps hedging our TPS 2003 and TPS 2004 hybrid equity instruments.

Management considers cash earnings per share a useful measure of financial performance for the reasons noted in cash earnings above. In addition, this measure is used in the Australian investment broking community, as well as by Westpac’s Australian competitors with similar business portfolios. Cash earnings per share does not refer to, or in any way purport to represent, the cash flows, funding or liquidity position of the Group on a per share basis. It does not refer to any amount represented on a statement of cash flows.

Average Ordinary Equity

Average ordinary equity is calculated as the monthly average of ordinary shareholders’ equity less average outside equity instruments. Management believes this measure of average ordinary equity is useful in the calculation of return on equity and cash earnings return on equity, as it removes the impact of equity attributable to outside equity interests.

Other companies may use different methodologies to calculate average ordinary equity or similar non-GAAP financial measures.

Economic Capital and Allocated Capital

Neither A-IFRS nor Generally Accepted Accounting Principles in the United States (USGAAP) prescribes a method for allocating capital to Business Units. For management and reporting purposes, we allocate capital to Business Units based on an assessment of capital required, for a given level of confidence, to offset potential unexpected losses associated with conducting business. The capital allocated in this manner is termed economic capital. The total level of economic capital required for each business unit is based on the following factors:

•             Credit Risk

•             Market Risk

•             Interest Rate Risk

•             Operational Risk

•             Strategic Risk

•             Liquidity Risk

•             Insurance Risk

•             Equity Risk

•             Model Risk

•             Goodwill and Other Intangibles

Where necessary, the total level of economic capital is scaled up or down to reconcile to the target level of ordinary equity¹ that Westpac seeks to hold. The scaled amount of economic capital comprises the allocated capital for each Business Unit. The actual amount of ordinary shareholders’ equity may be greater or less than this amount depending on where it stands relative to the target level of ordinary equity (4). Surplus ordinary equity is allocated to the Group Business Unit segment.

The capital allocation methodology involves judgement by management and, from time to time, may be revised. This may affect measures such as Business Unit economic profit. Furthermore, the allocation of economic capital to Business Units is a dynamic process and is affected by current business activity, volumes and other environmental factors. Other companies may use different methodologies to allocate capital to their Business Units.

(4)          Adjusted common equity (ACE) is our key target ratio for ordinary equity.

1. EXECUTIVE SUMMARY	A-IFRS transition report

Following the adoption by the Federal Government of A-IFRS for financial years beginning on or after 1 January 2005, Westpac Banking Corporation has adopted A-IFRS for its financial year beginning 1 October 2005. The results for the interim reporting period to 31 March 2006 were the first set of financial results for the Group prepared under A-IFRS. The purpose of this report is to present and explain the key impacts of the adoption of A-IFRS on Westpac’s financial statements and provide users with the opportunity to familiarise themselves with the effects of these changes on previously reported financial results.

Section 2 of this report provides an overview of the material impacts of A-IFRS on the Bank’s financial statements for the year ended 30 September 2005.

Although A-IFRS is only applicable for Westpac from 1 October 2005, applicable accounting standards require certain comparative period results to be restated for A-IFRS retrospectively. These comparatives are referred to in this report as “statutory” comparatives. Under the accounting standards, Westpac is able to apply certain exemptions in preparing its statutory comparatives such that the impacts of AASB 4: Insurance Contracts, AASB 132: Financial Instruments: Presentation and Disclosure, AASB 139: Financial Instruments: Recognition and Measurement, AASB 1023: General Insurance Contracts and AASB 1038: Life Insurance Contracts are not required to be applied retrospectively.

Section 3 of this report contains a reconciliation of previously reported Australian Generally Accepted Accounting Principles (AGAAP) results as of and for the year ended 30 September 2005 to A-IFRS statutory comparatives for the same period at a consolidated group level and reconciliations of key financial ratios.

Section 4 contains a reconciliation of the statutory comparatives that appear in the 2006 interim financial statements to financial statements prepared in accordance with previous Australian Generally Accepted Accounting Principles (AGAAP) as previously published. This section consists of the opening consolidated balance sheet as at 1 October 2004, consolidated income statements for the six months ended 31 March 2005 and 30 September 2005, and the consolidated balance sheets as at 31 March 2005, 30 September 2005 and 1 October 2005. The consolidated balance sheet as at 1 October 2005 reflects the transition impacts of those standards that apply prospectively as noted above.

Section 5 contains the A-IFRS Group statutory comparatives for the interim reporting periods ended 31 March 2005 and 30 September 2005 as they appeared in the Bank’s 2006 interim profit announcement, including the impact of the adoption of A-IFRS on key financial ratios.

Section 6 contains reconciliations of business unit comparatives for the six months ended 31 March 2005 and 30 September 2005, as well as discussion of changes in business unit structures impacting on comparatives.

Section 7 contains discussion of the key A-IFRS adjustments contained in sections 3 to 6, as well as the impact on certain key performance indicators.

It should be noted that further accounting standards may be released and interpretations may change between the date of this report and the date that the Bank reports its 2006 full year financial results in accordance with A-IFRS. In these circumstances, the financial information contained in this report may change.

2. OVERVIEW AND KEY FINANCIAL MEASURES	A-IFRS transition report

OVERVIEW

The Group has been recording its transactions in accordance with A-IFRS since 1 October 2005. The introduction of A-IFRS has not impacted our business strategy, business fundamentals or timing of cash flows. However, A-IFRS does impact the timing of earnings recognition in our financial results and has the potential to increase reported earnings volatility.

The key financial impacts from the A-IFRS transition compared to the AGAAP results for the 2005 financial year are as follows:

•                  NPAT decreases by $120 million or 4.3% to $2,698 million

•                  Cash earnings decreases by $70 million or 2.4% to $2,804 million

•                  Expense to income ratio increases from 46.6% to 47.7%

•                  Dividend payout ratio—cash earnings increases from 64.4% to 66.0%

•                  Cash return on average ordinary equity increases from 21.4% to 22.2%

•                  Ordinary shareholders’ equity decreases by $319 million, or 1.9%, to $16,893 million

•                  Group margin decreases by 5 basis points to 2.45%

Cash earnings will continue to be our primary external performance measure as the A-IFRS measure of Net Profit After Tax (NPAT) does not appropriately reflect cash flows available to shareholders. The following adjustments are made to NPAT in deriving cash earnings following the introduction of A-IFRS:

•                  Treasury shares;

•                  Dividends paid on New Zealand (NZ) Class shares; and

•                  Revaluations on derivatives hedging hybrid instruments that do not achieve hedge accounting treatment.

3. RECONCILIATION OF AGAAP TO A-IFRS	A-IFRS transition report

3.1 Consolidated income statement for the twelve months ended 30 September 2005

$m	Previously reported AGAAP	Effect of transition to A-IFRS	Statutory A-IFRS	% Change
Net interest income	5,245	14	5,259	—
Non-interest income	3,560	(106)	3,454	(3)
Net operating income	8,805	(92)	8,713	(1)
Operating expenses	(4,105)	(54)	(4,159)	1
Goodwill amortisation	(168)	168	—	(100)
Impairment losses on loans	(382)	—	(382)	—
Profit from ordinary activities before income tax	4,150	22	4,172	1
Income tax expense	(1,222)	(1)	(1,223)	—
Net profit	2,928	21	2,949	1
Net profit attributable to outside equity interests	(110)	(141)	(251)	large
Net profit attributable to equity holders of Westpac Banking Corporation (WBC)	2,818	(120)	2,698	(4)
Goodwill amortisation	168	(168)	—	(100)
Distributions on other equity instruments	(137)	186	49	large
Treasury shares	—	32	32	100
TPS revaluation(1)	25	—	25	—
Cash earnings(2)	2,874	(70)	2,804	(2)
Ratios in accordance with AGAAP/ A-IFRS (as applicable):
Shareholder value
Earnings per ordinary share (cents)(3)	144.8		148.9
Weighted average ordinary shares - statutory (millions)	1,851		1,845
Dividend payout ratio (%)(4)	69.1		67.2
Business Performance
Net interest margin (%)(5)	2.50		2.45
Average interest earning assets ($m)	217,040		223,780
Supplemental data(6)
Cash earnings per ordinary share (cents)(7)	155.3		151.5
Economic profit ($m)(8)	1,875		2,033
Weighted average ordinary shares - underlying (millions)(9)	1,851		1,851
Dividend payout ratio - cash earnings (%)(10)	64.4		66.0
Cash earnings to average ordinary equity (%)(11)	21.4		22.2
Net tangible assets per ordinary share ($)	6.21		5.69
Expense to income ratio (%)(12)	46.6		47.7

(1)          Refer to notes 1 and 2 on pages 3-4.

(2)          In deriving cash earnings (a non-AGAAP/A-IFRS measure) we make adjustments to the AGAAP/A-IFRS measure of net profit attributable to equity holders of Westpac. Refer to the Introduction on page 3 for a discussion of our use of cash earnings.

(3)          Based on the average number of fully paid ordinary shares outstanding for the period. Earnings under AGAAP are calculated as net profit attributable to equity holders less distributions on other equity instruments of $137 million. Earnings under A-IFRS are calculated as net profit attributable to equity holders plus distributions for New Zealand Class shares of $49 million (initially deducted from profit attributable to minority interests).

(4)          Calculated by dividing the dividends per ordinary share by the basic earnings per ordinary share.

(5)          Net interest margins are calculated on net interest income adjusted for tax equivalent gross up ($183 million AGAAP and $214 million A-IFRS). We have entered into various tax effective financing transactions that derive income subject to a reduced rate of income tax. To provide comparability, this income is presented on a tax equivalent basis for margin calculations.

(6)          The following are non-GAAP measures. Refer to the Introduction for a discussion of certain non-GAAP measures.

(7)          Cash earnings divided by the daily weighted average of ordinary shares outstanding (underlying basis). The weighted average ordinary shares - underlying is calculated per A-IFRS adjusted for the impact of treasury shares. There is no adjustment required for the AGAAP measure.

(8)          Cash earnings less a capital charge calculated by management at 10.5% of average ordinary equity, plus 70% of the value of franking credits paid to shareholders.

(9)          The weighted average ordinary shares - underlying is calculated per A-IFRS adjusted for the impact of treasury shares. There is no adjustment required for the AGAAP measure.

(10)   Calculated by dividing the dividends per ordinary share by the cash earnings per ordinary share.

(11)   Calculated as cash earnings divided by average ordinary equity.

(12)   Calculated as Group operating expenses excluding impairment losses on loans divided by Group net operating income.

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

Statutory A-IFRS adjustments
Note	1	2	3	4	5	6
$m	Goodwill	Share based payments	SPVs(1)	Treasury shares	Hybrid capital instruments	Other	Total
Net interest income	—	—	20	—	—	(6)	14
Non-interest income	(27)	—	(51)	(32)	—	4	(106)
Net operating income	(27)	—	(31)	(32)	—	(2)	(92)
Operating expenses	—	(63)	(1)	—	—	10	(54)
Goodwill amortisation	168	—	—	—	—	—	168
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax	141	(63)	(32)	(32)	—	8	22
Income tax expense	8	6	32	—	(45)	(2)	(1)
Net profit	149	(57)	—	(32)	(45)	6	21
Net profit attributable to outside equity interests	—	—	—	—	(141)	—	(141)
Net profit attributable to equity holders of WBC	149	(57)	—	(32)	(186)	6	(120)
Goodwill amortisation	(168)	—	—	—	—	—	(168)
Distributions on other equity instruments	—	—	—	—	186	—	186
Treasury shares	—	—	—	32	—	—	32
TPS revaluation	—	—	—	—	—	—	—
Cash earnings	(19)	(57)	—	—		6	(70)

(1)          Special Purpose Vehicles

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

3.2 Reconciliation of key performance indicators for the twelve months ended 30 September 2005

	Previously
	reported	A-IFRS	Statutory
Twelve months ended 30 September 2005	AGAAP	adjustments	A-IFRS
Net profit after tax ($m)	2,818	(120)	2,698
Distributions on other equity instruments ($m)	(137)	186	49
Earnings ($m)	2,681	66	2,747
Weighted average ordinary shares - statutory (millions)	1,851	(6)	1,845
Earnings per ordinary share (cents)	144.8	4.1	148.9

Cash earnings ($m)	2,874	(70)	2,804
Weighted average ordinary shares - underlying (millions)	1,851	—	1,851
Cash earnings per ordinary share (cents)	155.3	(3.8)	151.5

Cash earnings ($m)	2,874	(70)	2,804
Franking credit benefit ($m)	557	—	557
Adjusted earnings ($m)	3,431	(70)	3,361
Average ordinary equity ($m)	13,404	(753)	12,651
Equity charge	(1,556)	228	(1,328)
Economic profit ($m)	1,875	158	2,033

Weighted average ordinary shares - statutory (millions)	1,851	(6)	1,845

Weighted average ordinary shares - underlying (millions)	1,851	—	1,851

Dividends per ordinary share (cents)	100.0	—	100.0
Cash earnings per ordinary share (cents)	155.3	(3.8)	151.5
Dividend payout ratio - cash earnings (%)	64.4	1.6	66.0

Net assets ($m)	17,212	(319)	16,893
Outside equity interests ($m)	(848)	(2,484)	(3,332)
FIRsTS ($m)	(655)	655	—
TPS 2003 ($m)	(1,132)	1,132	—
TPS 2004 ($m)	(685)	685	—
Goodwill and other intangible assets ($m)	(2,290)	(667)	(2,957)
Net tangible assets ($m)	11,602	(998)	10,604
Number of shares at period end (millions)	1,869	(5)	1,864
Net tangible assets per ordinary share ($)	6.21	(0.52)	5.69

Cash earnings ($m)	2,874	(70)	2,804
Average ordinary equity ($m)	13,404	(753)	12,651
Cash earnings to average ordinary equity (%)	21.4	0.8	22.2

Operating expenses ($m)	(4,105)	(54)	(4,159)
Net operating income ($m)	8,805	(92)	8,713

Expense to income ratio (%)	46.6	1.1	47.7
Reported net interest income ($m)	5,245	14	5,259
Tax equivalent benefit of financing transactions ($m)	183	31	214
Total net interest income including gross up ($m)	5,428	45	5,473
Average interest earning assets ($m)	217,040	6,740	223,780
Net interest margin (%)	2.50	(0.05)	2.45

Please refer pages 44-47 for discussion of adjustments to key performance indicators as a result of the impact of the adoption of A-IFRS.

3.3 Consolidated balance sheet as at 30 September 2005

As at 30 September 2005
		Presentation	Recognition
	Previously	changes	and
	reported	30 September	measurement	Statutory
$m	AGAAP	2005	adjustments	A-IFRS	% Change
Assets
Cash	1,844	—	1	1,845	—
Due from other financial institutions	10,896	—	4,467	15,363	41
Trading and investment securities	11,827	12,662	(83)	24,406	106
Loans and acceptances	200,453	—	2,469	202,922	1
Life insurance assets	13,740	—	(145)	13,595	(1)
Other assets	20,993	(12,662)	(26)	8,305	(60)
Total assets	259,753	—	6,683	266,436	3
Liabilities
Due to other financial institutions	10,654	—	—	10,654	—
Deposits	149,454	—	(202)	149,252	—
Trading liabilities	—	13,571	97	13,668	100
Debt issues	41,771	—	6,983	48,754	17
Acceptances	4,864	—	—	4,864	—
Life insurance policy liabilities	11,722	—	(5)	11,717	—
Loan capital	4,214	—	—	4,214	—
Other liabilities	19,862	(13,571)	129	6,420	(68)
Total liabilities	242,541	—	7,002	249,543	3
Equity

Equity attributable to equity holders of WBC	16,364	—	(2,803)	13,561	(17)

Outside equity interests	848	—	2,484	3,332	large

Total equity	17,212	—	(319)	16,893	(2)

Detailed analysis of the adjustments

Statutory A-IFRS adjustments
Note	1	2	3	4	5	6
					Hybrid
		Share based		Treasury	capital
$m	Goodwill	payments	SPVs	shares	instruments	Other	Total
Assets
Cash	—	—	1	—	—	—	1
Due from other financial institutions	—	—	4,467	—	—	—	4,467
Trading and investment securities	—	—	(78)	(5)	—	—	(83)
Loans and acceptances	—	—	2,469	—	—	—	2,469
Life insurance assets	—	—	(53)	(92)		—	(145)
Other assets	146	6	34	—	8	(220)	(26)
Total assets	146	6	6,840	(97)	8	(220)	6,683
Liabilities
Due to other financial institutions	—	—	—	—	—	—	—
Deposits	—	—	(202)	—	—	—	(202)
Trading liabilities	—	—	97	—	—	—	97
Debt issues	—	—	6,983	—	—	—	6,983
Acceptances	—	—	—	—	—	—	—
Life insurance policy liabilities	—	—	—	—	—	(5)	(5)
Loan capital	—	—	—	—	—	—	—
Other liabilities	—	19	(38)	—	—	148	129
Total liabilities	—	19	6,840	—	—	143	7,002
Equity
Equity attributable to equity holders of WBC	146	(13)	—	(97)	(2,476)	(363)	(2,803)
Outside equity interests	—	—	—	—	2,484	—	2,484
Total equity	146	(13)	—	(97)	8	(363)	(319)

Please refer to pages 41-44 for discussion of presentation changes and A-IFRS adjustments.

4.  A-IFRS INTERIM FINANCIAL STATEMENTS

4.1 Opening consolidated balance sheet — 1 October 2004

	1 October 2004 Effect of Transition to A-IFRS
	Previously reported A-GAAP 30 September 2004	Presentation changes 30 September 2004	Recognition and measurement 30 September 2004	Restated A-IFRS 1 October 2004
	$m	$m	$m	$m
Assets
Cash and balances with central banks	1,800	—	1	1,801
Due from other financial institutions	9,538	—	4,761	14,299
Derivative financial instruments	—	8,343	(199)	8,144
Other trading assets	9,698	2,488	29	12,215
Investment securities	3,714	—	—	3,714
Loans	182,471	—	1,056	183,527
Life insurance assets	12,957	—	(117)	12,840
Acceptances of customers	5,534	—	—	5,534
Regulatory deposits with central banks overseas	523	—	—	523
Goodwill and other intangible assets	2,394	454	(21)	2,827
Property, plant & equipment	1,445	(376)	(20)	1,049
Deferred tax assets	838	—	67	905
Other assets	14,167	(10,909)	(273)	2,985
Total assets	245,079	—	5,284	250,363
Liabilities
Due to other financial institutions	7,071	—	—	7,071
Deposits and public borrowings	146,533	—	(256)	146,277
Derivative financial instruments	—	9,556	—	9,556
Other trading liabilities and other financial liabilities at fair value	—	3,829	—	3,829
Debt issues	36,188	—	5,908	42,096
Acceptances	5,534	—	—	5,534
Current tax liabilities	1	—	(1)	—
Deferred tax liabilities	110	—	(54)	56
Life insurance policy liabilities	10,782	—	—	10,782
Provisions	427	212	18	657
Other liabilities	17,685	(13,597)	115	4,203
Total liabilities excluding loan capital	224,331	—	5,730	230,061
Loan Capital	—	—	—	—
Subordinated bonds, notes and debentures	3,885	—	—	3,885
Subordinated perpetual notes	546	—	—	546
Total loan capital	4,431	—	—	4,431
Total liabilities	228,762	—	5,730	234,492
Net assets	16,317	—	(446)	15,871
Shareholders Equity
Share capital	4,234	—	(50)	4,184
Reserves	(83)	—	162	79
Retained profits	7,812	—	(569)	7,243
Other equity interests	2,925	—	(2,925)	—
Total equity attributable to equity holders of WBC	14,888	—	(3,382)	11,506
Minority Interests	1,429	—	2,936	4,365
Total shareholders equity and minority interests	16,317	—	(446)	15,871

Please refer to pages 41-44 for discussion of presentation changes and A-IFRS adjustments.

4.2 Balance sheet transition adjustments — 1 October 2004

Note	1	2	3	4	5	6
$m	Goodwill	Share based payments	SPVs	Treasury shares	Hybrid capital instruments	Other	Total
Assets
Cash and balances with central banks	—	—	1	—	—	—	1
Due from other financial institutions	—	—	4,761	—	—	—	4,761
Derivative financial instruments	—	—	(199)	—	—	—	(199)
Other trading assets	—	—	40	(11)	—	—	29
Investment securities	—	—	—	—	—	—	—
Loans	—	—	1,056	—	—	—	1,056
Life insurance assets	—	—	(68)	(49)	—	—	(117)
Acceptances of customers	—	—	—	—	—	—	—
Regulatory deposits with central banks overseas	—	—	—	—	—	—	—
Goodwill and other intangible assets	(21)	—	—	—	—	—	(21)
Property, plant & equipment	—	—	—	—	—	(20)	(20)
Deferred tax assets	—	6	—	—	7	54	67
Other assets	27	—	5	—	—	(305)	(273)
Total assets	6	6	5,596	(60)	7	(271)	5,284
Liabilities
Due to other financial institutions	—	—	—	—	—	—	—
Deposits and public borrowings	—	—	(256)	—	—	—	(256)
Derivative financial instruments	—	—	—	—	—	—	—
Other trading liabilities and other financial liabilities at fair value	—	—	—	—	—	—	—
Debt issues	—	—	5,908	—	—	—	5,908
Acceptances	—	—	—	—	—	—	—
Current tax liabilities	8	—	(8)	—	—	(1)	(1)
Deferred tax liabilities	—	—	—	—	—	(54)	(54)
Life insurance policy liabilities	—	—	—	—	—	—	—
Provisions	—	18	—	—	—	—	18
Other liabilities	—	—	(48)	—	—	163	115
Total liabilities excluding loan capital	8	18	5,596	—	—	108	5,730
Loan Capital	—	—	—	—	—	—	—
Subordinated bonds, notes and debentures	—	—	—	—	—	—	—
Subordinated perpetual notes	—	—	—	—	—	—	—
Total loan capital	—	—	—	—	—	—	—
Total liabilities	8	18	5,596	—	—	108	5,730
Net assets	(2)	(12)	—	(60)	7	(379)	(446)
Shareholders Equity
Share capital	—	—	—	(50)	—	—	(50)
Reserves	—	79	—	—	—	83	162
Retained profits	(2)	(91)	—	(10)	(4)	(462)	(569)
Other equity interests	—	—	—	—	(2,925)	—	(2,925)
Total equity attributable to equity holders of WBC	(2)	(12)	—	(60)	(2,929)	(379)	(3,382)
Minority Interests	—	—	—	—	2,936	—	2,936
Total shareholders equity and minority interests	(2)	(12)	—	(60)	7	(379)	(446)

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

4.3 A-IFRS consolidated balance sheet — 31 March 2005

	31 March 2005 Effect of Transition to A-IFRS
	Previously reported AGAAP 31 March 2005 $m	Presentation changes 31 March 2005 $m	Recognition and measurement 31 March 2005 $m	Opening A-IFRS 31 March 2005 $m
Assets
Cash and balances with central banks	2,039	—	(1)	2,038
Due from other financial institutions	10,095	—	4,889	14,984
Derivative financial instruments	—	11,058	(199)	10,859
Other trading assets	10,323	2,337	26	12,686
Investment securities	2,898	—	—	2,898
Loans	188,969	—	2,893	191,862
Life insurance assets	12,711	—	(158)	12,553
Acceptances of customers	5,127	—	—	5,127
Regulatory deposits with central banks overseas	562	—	—	562
Goodwill and other intangible assets	2,302	485	62	2,849
Property, plant & equipment	801	(408)	(14)	379
Deferred tax assets	1,027	—	43	1,070
Other assets	16,817	(13,472)	(258)	3,087
Total assets	253,671	—	7,283	260,954
Liabilities
Due to other financial institutions	8,137	—	—	8,137
Deposits at amortised cost	145,814	—	(207)	145,607
Derivative financial instruments	—	11,162	—	11,162
Other trading liabilities and other financial liabilities at fair value	—	3,276	50	3,326
Debt issues	42,096	—	7,888	49,984
Acceptances	5,127	—	—	5,127
Current tax liabilities	79	—	(13)	66
Deferred tax liabilities	291	—	(73)	218
Life insurance policy liabilities	11,252	—	(2)	11,250
Provisions	396	122	10	528
Other liabilities	19,464	(14,560)	28	4,932
Total liabilities excluding loan capital	232,656	—	7,681	240,337
Loan Capital	—	—	—	—
Subordinated bonds, notes and debentures	4,257	—	—	4,257
Subordinated perpetual notes	505	—	—	505
Total loan capital	4,762	—	—	4,762
Total liabilities	237,418	—	7,681	245,099
Net assets	16,253	—	(398)	15,855
Shareholders Equity
Share capital	4,523	—	(75)	4,448
Reserves	(178)	—	205	27
Retained profits	8,261	—	(540)	7,721
Other equity interests	2,923	—	(2,923)	—
Total equity attributable to equity holders of WBC	15,529	—	(3,333)	12,196
Minority Interests	724	—	2,935	3,659
Total shareholders equity and minority interests	16,253	—	(398)	15,855

Please refer to pages 41-44 for discussion of presentation changes and A-IFRS adjustments.

4.4 Balance sheet transition adjustments — 31 March 2005

Note	1	2	3	4	5	6
$m	Goodwill	Share based payments	SPVs	Treasury shares	Hybrid capital instruments	Other	Total
Assets
Cash and balances with central banks	—	—	(1)	—	—	—	(1)
Due from other financial institutions	—	—	4,889	—	—	—	4,889
Derivative financial instruments	—	—	(199)	—	—	—	(199)
Other trading assets	—	—	29	(3)	—	—	26
Investment securities	—	—	—	—	—	—	—
Loans	—	—	2,893	—	—	—	2,893
Life insurance assets	—	—	(59)	(99)	—	—	(158)
Acceptances of customers	—	—	—	—	—	—	—
Regulatory deposits with central banks overseas	—	—	—	—	—	—	—
Goodwill and other intangible assets	61	—	—	—	—	1	62
Property, plant & equipment	—	—	—	—	—	(14)	(14)
Deferred tax assets	—	4	—	—	8	31	43
Other assets	17	—	9	—	—	(284)	(258)
Total assets	78	4	7,561	(102)	8	(266)	7,283
Liabilities
Due to other financial institutions	—	—	—	—	—	—	—
Deposits at amortised cost	—	—	(207)	—	—	—	(207)
Derivative financial instruments	—	—	—	—	—	—	—
Other trading liabilities and other financial liabilities at fair value	—	—	50	—	—	—	50
Debt issues	—	—	7,888	—	—	—	7,888
Acceptances	—	—	—	—	—	—	—
Current tax liabilities	5	—	(8)	—	—	(10)	(13)
Deferred tax liabilities	—	—	—	—	—	(73)	(73)
Life insurance policy liabilities	—	—	—	—	—	(2)	(2)
Provisions	—	9	—	—	—	1	10
Other liabilities	—	—	(162)	—	—	190	28
Total liabilities excluding loan capital	5	9	7,561	—	—	106	7,681
Loan Capital	—	—	—	—	—	—	—
Subordinated bonds, notes and debentures	—	—	—	—	—	—	—
Subordinated perpetual notes	—	—	—	—	—	—	—
Total loan capital	—	—	—	—	—	—	—
Total liabilities	5	9	7,561	—	—	106	7,681
Net assets	73	(5)	—	(102)	8	(372)	(398)
Shareholders Equity
Share capital	—	—	—	(75)	—	—	(75)
Reserves	—	122	—	—	—	83	205
Retained profits	73	(127)	—	(27)	(4)	(455)	(540)
Other equity interests	—	—	—	—	(2,923)	—	(2,923)
Total equity attributable to equity holders of WBC	73	(5)	—	(102)	(2,927)	(372)	(3,333)
Minority Interests	—	—	—	—	2,935	—	2,935
Total shareholders equity and minority interests	73	(5)	—	(102)	8	(372)	(398)

Please refer to pages 41-44 for discussion of presentation changes and A-IFRS adjustments.

4.5 Consolidated income statement — six months to 31 March 2005

	Six months to 31 March 2005
$m	Previously reported AGAAP	Presentation changes on Transition to A-IFRS	Effect of transition to A-IFRS	A-IFRS
Interest income	7,358	—	218	7,576
Interest expense	(4,813)	—	(206)	(5,019)
Net interest income	2,545	—	12	2,557
Non-interest income:	1,659	—	(55)	1,604
Net operating income	4,204	—	(43)	4,161
Operating expenses:
Salaries and other staff expenses	(1,065)	—	(30)	(1,095)
Equipment and occupancy expenses	(299)	68	—	(231)
Other expenses	(753)	(68)	76	(745)
Impairment losses on loans	(203)	—	—	(203)
Profit from ordinary activities before income tax expense	1,884	—	3	1,887
Income tax expense	(541)	—	1	(540)
Net profit from ordinary activities after tax	1,343	—	4	1,347
Net profit attributable to outside equity interests	(18)	—	(68)	(86)
Total attributable to equity holders of WBC	1,325	—	(64)	1,261

4.6 Income statement transition adjustments — six months to 31 March 2005

Note	1	2	3	4	5	6
$m	Goodwill	Share based payments	SPVs	Treasury shares	Hybrid capital instruments	Other	Total
Interest income	—	—	216	—	—	2	218
Interest expense	—	—	(201)	—	—	(5)	(206)
Net interest income	—	—	15	—	—	(3)	12
Non-interest income:	(9)	—	(28)	(20)	—	2	(55)
Net operating income	(9)	—	(13)	(20)	—	(1)	(43)
Operating expenses:
Salaries and other staff expenses	—	(33)	—	—	—	3	(30)
Equipment and occupancy expenses	—	—	—	—	—	—	—
Other expenses	83	—	(1)	—	—	(6)	76
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax expense	74	(33)	(14)	(20)	—	(4)	3
Income tax expense	4	3	14	—	(23)	3	1
Net profit from ordinary activities after tax	78	(30)	—	(20)	(23)	(1)	4
Net profit attributable to outside equity interests	—	—	—	—	(68)	—	(68)
Total attributable to equity holders of WBC	78	(30)	—	(20)	(91)	(1)	(64)

Please refer to pages 41-44 for discussion of presentation changes and A-IFRS adjustments.

4.7 2006 opening A-IFRS consolidated balance sheet-30 September 2005 and 1 October 2005

	30 September 2005
	Effect of Transition to A —IFRS				Effect of Adoption of AASB 132/139
	Previously	Presentation	Recognition and	Restated	Presentation	Recognition and	Opening
	reported AGAAP	changes	measurement	A-IFRS	changes	measurement	A-IFRS
	30 September	30 September	30 September	30 September	1 October	1 October	1 October
	2005	2005	2005	2005	2005	2005	2005
	$m	$m	$m	$m	$m	$m	$m
Assets
Cash and balances with central banks	1,844	—	1	1,845	—	—	1,845
Due from other financial institutions	10,896	—	4,467	15,363	—	8	15,371
Derivative financial instruments	—	10,119	(175)	9,944	—	(352)	9,592
Financial assets at fair value	—	—	—	—	—	1,643	1,643
Other trading assets	9,399	2,543	92	12,034	—	132	12,166
Available-for-sale securities	—	—	—	—	2,490	(1,885)	605
Investment securities	2,428	—	—	2,428	(2,428)	—	—
Loans	195,589	—	2,469	198,058	—	5,817	203,875
Life insurance assets	13,740	—	(145)	13,595	—	2	13,597
Acceptances of customers	4,864	—	—	4,864	—	(4,864)	—
Regulatory deposits with central banks overseas	347	—	—	347	—	1	348
Goodwill and other intangible assets	2,290	521	146	2,957	—	—	2,957
Property, plant & equipment	839	(447)	(13)	379	—	—	379
Deferred tax assets	945	—	48	993	—	(78)	915
Other assets	16,572	(12,736)	(207)	3,629	(62)	(355)	3,212
Total assets	259,753	—	6,683	266,436	—	69	266,505
Liabilities
Due to other financial institutions	10,654	—	—	10,654	—	51	10,705
Deposits at fair value	—	—	—	—	29,440	—	29,440
Deposits at amortised cost	149,454	—	(202)	149,252	(29,440)	96	119,908
Derivative financial instruments	—	10,514	—	10,514	—	(194)	10,320
Other trading liabilities and other financial liabilities at fair value	—	3,057	97	3,154	—	3,491	6,645
Debt issues	41,771	—	6,983	48,754	—	1,420	50,174
Acceptances	4,864	—	—	4,864	—	(4,864)	—
Current tax liabilities	317	—	(11)	306	—	(17)	289
Deferred tax liabilities	267	—	(74)	193	—	26	219
Life insurance policy liabilities	11,722	—	(5)	11,717	—	971	12,688
Provisions	415	216	20	651	—	144	795
Other liabilities	18,863	(13,787)	194	5,270	—	(206)	5,064
Total liabilities excluding loan capital	238,327	—	7,002	245,329	—	918	246,247
Loan Capital	—	—	—	—	—	—	—
Subordinated bonds, notes and debentures	3,702	—	—	3,702	—	1,298	5,000
Subordinated perpetual notes	512	—	—	512	—	—	512
Total loan capital	4,214	—	—	4,214	—	1,298	5,512
Total liabilities	242,541	—	7,002	249,543	—	2,216	251,759
Net assets	17,212	—	(319)	16,893	—	(2,147)	14,746
Shareho lders Equity
Share capital	5,296	—	(61)	5,235	—	—	5,235
Reserves:
Available-for-sale security revaluation reserve	—	—	—	—	—	—	—
Share based payments reserve	—	—	142	142	—	—	142
Cash Flow Hedge reserve	—	—	—	—	—	51	51
Foreign currency translation reserve	(181)	—	85	(96)	—	25	(71)
Retained profits	8,777	—	(497)	8,280	—	(50)	8,230
Other equity interests	2,472	—	(2,472)	—	—	—	—
Total equity attributable to equity holders of WBC	16,364	—	(2,803)	13,561	—	26	13,587
Minority Interests	848	—	2,484	3,332	—	(2,173)	1,159
Total shareholders equity and minority interests	17,212	—	(319)	16,893	—	(2,147)	14,746

Please refer to pages 41-44 for discussion of presentation changes and A-IFRS adjustments.

4.8 Balance sheet transition adjustments — 30 September 2005

Note	1	2	3	4	5	6
		Share			Hybrid
		based		Treasury	capital
$m	Goodwill	payments	SPVs	shares	instruments	Other	Total
Assets
Cash and balances with central banks	—	—	1	—	—	—	1
Due from other financial institutions	—	—	4,467	—	—	—	4,467
Derivative financial instruments	—	—	(175)	—	—	—	(175)
Financial assets at fair value	—	—	—	—	—	—	—
Other trading assets	—	—	97	(5)	—	—	92
Available-for-sale securities	—	—	—	—	—	—	—
Investment securities	—	—	—	—	—	—	—
Loans	—	—	2,469	—	—	—	2,469
Life insurance assets	—	—	(53)	(92)	—	—	(145)
Acceptances of customers	—	—	—	—	—	—	—
Regulatory deposits with central banks overseas	—	—	—	—	—	—	—
Goodwill and other intangible assets	146	—	—	—	—	—	146
Property, plant & equipment	—	—	—	—	—	(13)	(13)
Deferred tax assets	—	6	—	—	8	34	48
Other assets	—	—	34	—	—	(241)	(207)
Total assets	146	6	6,840	(97)	8	(220)	6,683
Liabilities
Due to other financial institutions	—	—	—	—	—	—	—
Deposits at fair value	—	—	—	—	—	—	—
Deposits at amortised cost	—	—	(202)	—	—	—	(202)
Derivative financial instruments	—	—	—	—	—	—	—
Other trading liabilities and other financial liabilities at fair value	—	—	97	—	—	—	97
Debt issues	—	—	6,983	—	—	—	6,983
Acceptances	—	—	—	—	—	—	—
Current tax liabilities	—	—	(8)	—	—	(3)	(11)
Deferred tax liabilities	—	—	—	—	—	(74)	(74)
Life insurance policy liabilities	—	—	—	—	—	(5)	(5)
Provisions	—	19	—	—	—	1	20
Other liabilities	—	—	(30)	—	—	224	194
Total liabilities excluding loan capital	—	19	6,840	—	—	143	7,002
Loan Capital	—	—	—	—	—	—	—
Subordinated bonds, notes and debentures	—	—	—	—	—	—	—
Subordinated perpetual notes	—	—	—	—	—	—	—
Total loan capital	—	—	—	—	—	—	—
Total liabilities	—	19	6,840	—	—	143	7,002
Net assets	146	(13)	—	(97)	8	(363)	(319)
Shareholders Equity
Share capital	—	—	—	(61)	—	—	(61)
Reserves:
Available-for-sale security revaluation reserve	—	—	—	—	—	—	—
Share based payment reserve	—	142	—	—	—	—	142
Cash Flow Hedge reserve	—	—	—	—	—	—	—
Foreign currency translation reserve	—	—	—	—	—	85	85
Retained profits	146	(155)	—	(36)	(4)	(448)	(497)
Other equity interests	—	—	—	—	(2,472)	—	(2,472)
Total equity attributable to equity holders of WBC	146	(13)	—	(97)	(2,476)	(363)	(2,803)

Minority Interests	—	—	—	—	2,484	—	2,484

Total shareholders equity and minority interests	146	(13)	—	(97)	8	(363)	(319)

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

4.9 Transition adjustments applicable to the consolidated balance sheet as at 1 October 2005

Note	7	8	9	10	11	12	13
						Derivatives
		Debt	Insurance	Effective	Loan	and
$m	Classification	v equity	contracts	yield	provisioning	hedging	Other	Total
Assets
Cash and balances with central banks	—	—	—	—	—	—	—	—
Due from other financial institutions	1	—	—	—	—	7	—	8
Derivative financial instruments	7	—	—	—	—	(359)	—	(352)
Financial assets at fair value	1,643	—	—	—	—	—	—	1,643
Other trading assets	132	—	—	—	—	—	—	132
Available-for-sale securities	(1,886)	—	—	—	—	1	—	(1,885)
Investment securities	—	—	—	—	—	—	—	—
Loans	5,140	—	—	5	729	(57)	—	5,817
Life insurance assets	2	—	—	—	—	—	—	2
Acceptances of customers	(4,864)	—	—	—	—	—	—	(4,864)
Regulatory deposits with central banks overseas	1	—	—	—	—	—	—	1
Goodwill and other intangible assets	—	—	—	—	—	—	—	—
Property, plant & equipment	—	—	—	—	—	—	—	—
Deferred tax assets	10	(4)	7	112	(178)	(25)	—	(78)
Other assets	(35)	—	34	(328)	5	(32)	1	(355)
Total assets	151	(4)	41	(211)	556	(465)	1	69
Liabilities
Due to other financial institutions	11	—	—	—	—	40	—	51
Deposits at fair value	—	—	—	—	—	—	—	—
Deposits at amortised cost	10	—	—	86	—	—	—	96
Derivative financial instruments	20	—	—	(6)	2	(211)	1	(194)
Other trading liabilities and other financial liabilities at fair value	3,491	—	—	—	—	—	—	3,491
Debt issues	1,673	—	—	(160)	—	(93)	—	1,420
Acceptances	(4,864)	—	—	—	—	—	—	(4,864)
Current tax liabilities	1	—	(3)	(16)	—	1	—	(17)
Deferred tax liabilities	7	—	10	56	(2)	(45)	—	26
Life insurance policy liabilities	3	826	142	—	—	—	—	971
Provisions	—	—	—	—	144	—	—	144
Other liabilities	(180)	—	24	(6)	16	(60)	—	(206)
Total liabilities excluding loan capital	172	826	173	(46)	160	(368)	1	918
Loan Capital	—	—	—	—	—	—	—	—
Subordinated bonds, notes and debentures	—	1,343	—	(11)	—	(34)	—	1,298
Subordinated perpetual notes	—	—	—	—	—	—	—	—
Total loan capital	—	1,343	—	(11)	—	(34)	—	1,298
Total liabilities	172	2,169	173	(57)	160	(402)	1	2,216
Net assets	(21)	(2,173)	(132)	(154)	396	(63)	—	(2,147)
Shareholders Equity
Share capital	—	—	—	—	—	—	—	—
Reserves:
Available-for-sale security revaluation reserve	—	—	—	—	—	—	—	—
Deferred tax revaluation reserve for securities	—	—	—	—	—	—	—	—
Cash Flow Hedge reserve	—	—	—	—	—	51	—	51
Foreign currency translation reserve	—	22	—	—	1	1	1	25
Retained profits	(21)	(22)	(132)	(154)	395	(115)	(1)	(50)

Other equity interests	—	—	—	—	—	—	—	—

Total equity attribut able to equity holders of WBC	(21)	—	(132)	(154)	396	(63)	—	26

Minority Interests	—	(2,173)	—	—	—	—	—	(2,173)

Total shareholders equity and minority interests	(21)	(2,173)	(132)	(154)	396	(63)	—	(2,147)

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

4.10 Consolidated income statement—six months to 30 September 2005

	Six months to 30 September 2005
		Presentation	Effect of
	Previously	Changes on	Transition
$m	reported AGAAP	Transition to A-IFRS	to A-IFRS	A-IFRS
Interest income	7,755	—	213	7,968
Interest expense	(5,055)	—	(211)	(5,266)
Net interest income	2,700	—	2	2,702
Non-interest income:	1,901	—	(51)	1,850
Net operating income	4,601	—	(49)	4,552
Operating expenses:
Salaries and other staff expenses	(1,066)	—	(25)	(1,091)
Equipment and occupancy expenses	(297)	73	—	(224)
Other expenses	(793)	(73)	93	(773)
Impairment losses on loans	(179)	—	—	(179)
Profit from ordinary activities before income tax expense	2,266	—	19	2,285
Income tax expense	(681)	—	(2)	(683)
Net profit from ordinary activities after tax	1,585	—	17	1,602
Net profit attributable to outside equity interests	(92)	—	(73)	(165)
Total attributable to equity holders of WBC	1,493	—	(56)	1,437

4.11 Income statement transition adjustments—six months to 30 September 2005

Note	1	2	3	4	5	6
		Share			Hybrid
		based		Treasury	capital
$m	Goodwill	payments	SPVs	shares	instrument	Other	Total
Interest income	—	—	215	—	—	(2)	213
Interest expense	—	—	(210)	—	—	(1)	(211)
Net interest income	—	—	5	—	—	(3)	2
Non-interest income:	(18)	—	(23)	(12)	—	2	(51)
Net operating income	(18)	—	(18)	(12)	—	(1)	(49)
Operating expenses:	—	—	—	—	—	—	—
Salaries and other staff expenses	—	(30)	—	—	—	5	(25)
Equipment and occupancy expenses	—	—	—	—	—	—	—
Other expenses	85	—	—	—	—	8	93
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax expense	67	(30)	(18)	(12)	—	12	19
Income tax expense	4	3	18	—	(22)	(5)	(2)
Net profit from ordinary activities after tax	71	(27)	—	(12)	(22)	7	17
Net profit attributable to outside equity interests	—	—	—	—	(73)	—	(73)
Total attribut able to equity holders of WBC	71	(27)	—	(12)	(95)	7	(56)

Please refer to pages 41-44 for discussion of presentation changes and A-IFRS adjustments.

5. A-IFRS INTERIM PROFIT ANNOUNCEMENT TABLES	A-IFRS transition report

5.1 Consolidated income statements for the six months ended 31 March 2005

	Previously	Effect of
	reported	transition to	Statutory
$m	AGAAP	A-IFRS	A-IFRS	% Change
Net interest income	2,545	12	2,557	—
Non-interest income	1,659	(55)	1,604	(3)
Net operating income	4,204	(43)	4,161	(1)
Operating expenses	(2,034)	(37)	(2,071)	2
Goodwill amortisation	(83)	83	—	(100)
Impairment losses on loans	(203)	—	(203)	—
Profit from ordinary activities before income tax	1,884	3	1,887	—
Income tax expense	(541)	1	(540)	—
Net profit	1,343	4	1,347	—
Net profit attributable to outside equity interests	(18)	(68)	(86)	large
Net profit attributable to equity holders of WBC	1,325	(64)	1,261	(5)
Goodwill amortisation	83	(83)	-	(100)
Distributions on other equity instruments	(68)	91	23	large
Treasury shares	—	20	20	100
TPS revaluation (1)	40	—	40	—
Cash earnings(2)	1,380	(36)	1,344	(3)

Ratios in accordance with AGAAP/A-IFRS (as applicable):
Shareholder value
Earnings per ordinary share (cents)(3)	68.2		69.9
Weighted average ordinary shares - statutory (millions)	1,842		1,836
Dividend payout ratio(4)	71.8		70.1

Business Performance
Net interest margin (%)(5)	2.48		2.44
Average interest earning assets ($m)	215,321		221,676

Supplemental data(6)
Cash earnings per ordinary share (cents)(7)	74.9		73.0
Economic profit ($m)(8)	900		974
Weighted average ordinary shares - underlying (millions)(9)	1,842		1,842
Dividend payout ratio - cash earnings (%)(10)	65.4		67.1
Cash earnings to average ordinary equity (%)(11)	21.2		22.0
Net tangible assets per ordinary share ($)	5.82		5.31
Expense to income ratio (%)(12)	48.4		49.8

(1)          Refer to notes 1 and 2 on pages 3-4.

(2)          In deriving cash earnings (a non-AGAAP/A-IFRS measure) we make adjustments to the AGAAP/A-IFRS measure of net profit attributable to equity holders of Westpac. Refer to the Introduction on page 3 for a discussion of our use of cash earnings.

(3)          Based on the average number of fully paid ordinary shares outstanding for the period. Earnings under AGAAP are calculated as net profit attributable to equity holders less distributions on other equity instruments of $68 million. Earnings under A-IFRS are calculated as net profit attributable to equity holders plus distributions for New Zealand Class shares of $23 million (initially deducted from profit attributable to minority interests).

(4)          Calculated by dividing the dividends per ordinary share by the basic earnings per ordinary share.

(5)          Net interest margins are calculated on net interest income adjusted for tax equivalent gross up ($119 million AGAAP and $136 million A-IFRS). We have entered into various tax effective financing transactions that derive income subject to a reduced rate of income tax. To provide comparability, this income is presented on a tax equivalent basis for margin calculations.

(6)          The following are non-GAAP measures. Refer to the Introduction for a discussion of certain non-GAAP measures.

(7)          Cash earnings divided by the daily weighted average of ordinary shares outstanding (underlying basis). The weighted average ordinary shares - underlying is calculated per A-IFRS adjusted for the impact of treasury shares. There is no adjustment required for the AGAAP measure.

(8)          Cash earnings less a capital charge calculated by management at 10.5% of average ordinary equity, plus 70% of the value of franking credits paid to shareholders.

(9)          The weighted average ordinary shares - underlying is calculated per A-IFRS adjusted for the impact of treasury shares. There is  no adjustment required for the AGAAP measure.

(10)   Calculated by dividing the dividends per ordinary share by the cash earnings per ordinary share.

(11)   Calculated as cash earnings divided by average ordinary equity.

(12)   Calculated as Group operating expenses excluding impairment losses on loans divided by Group net operating income.

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

Statutory A-IFRS adjustments
Note	1	2	3	4	5	6
$m	Goodwill	Share based payments	SPVs	Treasury shares	Hybrid capital instruments	Other	Total
Net interest income	—	—	15	—	—	(3)	12
Non -interest income	(9)	—	(28)	(20)	—	2	(55)
Net operating income	(9)	—	(13)	(20)	—	(1)	(43)
Operating expenses	—	(33)	(1)	—	—	(3)	(37)
Goodwill amortisation	83	—	—	—	—	—	83
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax	74	(33)	(14)	(20)	—	(4)	3
Income tax expense	4	3	14	—	(23)	3	1
Net profit	78	(30)	—	(20)	(23)	(1)	4
Net profit attributable to outside equity interests	—	—	—	—	(68)	—	(68)
Net profit attributable to equity holders of WBC	78	(30)	—	(20)	(91)	(1)	(64)
Goodwill amortisation	(83)	—	—	—	—	—	(83)
Distributions on other equity instruments	—	—	—	—	91	—	91
Treasury shares	—	—	—	20	—	—	20
TPS revaluation	—	—	—	—	—	—	—
Cash earnings	(5)	(30)	—	—	—	(1)	(36)

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

5.2 Consolidated income statement for the six months ended 30 September 2005

$m	Previously reported AGAAP	Effect of transition to A-IFRS	Statutory A-IFRS	% Change
Net interest income	2,700	2	2,702	—
Non-interest income	1,901	(51)	1,850	(3)
Net operating income	4,601	(49)	4,552	(1)
Operating expenses	(2,071)	(17)	(2,088)	1
Goodwill amortisation	(85)	85	—	(100)
Impairment losses on loans	(179)	—	(179)	—
Profit from ordinary activities before income tax	2,266	19	2,285	1
Income tax expense	(681)	(2)	(683)	—
Net profit	1,585	17	1,602	1
Net profit attributable to outside equity interests	(92)	(73)	(165)	79
Net profit attributable to equity holders of WBC	1,493	(56)	1,437	(4)
Goodwill amortisation	85	(85)	—	(100)
Distributions on other equity instruments	(69)	95	26	large
Treasury shares	—	12	12
TPS revaluation (1)	(15)	—	(15)	—
Cash earnings(2)	1,494	(34)	1,460	(2)

Ratios in accordance with AGAAP/ A-IFRS (as applicable):
Shareholder value
Earnings per ordinary share (cents)(3)	76.6		78.9
Weighted average ordinary shares - statutory (millions)	1,860		1,854
Dividend payout ratio (%)(4)	66.6		64.6

Business Performance
Net interest margin (%)(5)	2.52		2.45
Average interest earning assets ($m)	218,759		225,885

Supplemental data(6)
Cash earnings per ordinary share (cents)(7)	80.4		78.5
Economic profit ($m)(8)	975		1,059
Weighted average ordinary shares - underlying (millions)(9)	1,860		1,860
Dividend payout ratio - cash earnings (%)(10)	63.4		65.0
Cash earnings to average ordinary equity (%)(11)	21.6		22.3
Net tangible assets per ordinary share ($)	6.21		5.69
Expense to income ratio (%)(12)	45.0		45.9

(1)          Refer to notes 1 and 2 on pages 3-4

(2)          In deriving cash earnings (a non-AGAAP/A-IFRS measure) we make adjustments to the AGAAP/A-IFRS measure of net profit attributable to equity holders of Westpac. Refer to the Introduction on page 3 for a discussion of our use of cash earnings.

(3)          Based on the average number of fully paid ordinary shares outstanding for the period. Earnings under AGAAP are calculated as net profit attributable to equity holders less distributions on other equity instruments of $69 million. Earnings under A-IFRS are calculated as net profit attributable to equity holders plus distributions for New Zealand Class shares of $26 million (initially deducted from profit attributable to minority interests).

(4)          Calculated by dividing the dividends per ordinary share by the basic earnings per ordinary share.

(5)          Net interest margins are calculated on net interest income adjusted for tax equivalent gross up ($64 million AGAAP and $78 million A-IFRS). We have entered into various tax effective financing transactions that derive income subject to a reduced rate of income tax. To provide comparability, this income is presented on a tax equivalent basis for margin calculations.

(6)          The following are non-GAAP measures. Refer to the Introduction for a discussion of certain non-GAAP measures.

(7)          Cash earnings divided by the daily weighted average of ordinary shares outstanding (underlying basis). The weighted average ordinary shares - underlying is calculated per A-IFRS adjusted for the impact of treasury shares. There is no adjustment required for the AGAAP measure.

(8)          Cash earnings less a capital charge calculated by management at 10.5% of average ordinary equity, plus 70% of the value of franking credits paid to shareholders.

(9)          The weighted average ordinary shares - underlying is calculated per A-IFRS adjusted for the impact of treasury shares. There is no adjustment required for the AGAAP measure.

(10)   Calculated by dividing the dividends per ordinary share by the cash earnings per ordinary share.

(11)   Calculated as cash earnings divided by average ordinary equity.

(12)   Calculated as Group operating expenses excluding impairment losses on loans divided by Group net operating income.

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

Statutory A-IFRS adjustments
Note	1	2	3	4	5	6
$m	Goodwill	Share based payments	SPVs	Treasury shares	Hybrid capital instruments	Other	Total
Net interest income	—	—	5	—	—	(3)	2
Non-interest income	(18)	—	(23)	(12)	—	2	(51)
Net operating income	(18)	—	(18)	(12)	—	(1)	(49)
Operating expenses	—	(30)	—	—	—	13	(17)
Goodwill amortisation	85	—	—	—	—	—	85
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax	67	(30)	(18)	(12)	—	12	19
Income tax expense	4	3	18	—	(22)	(5)	(2)
Net profit	71	(27)	—	(12)	(22)	7	17
Net profit attributable to outside equity interests	—	—	—	—	(73)	—	(73)
Net profit attributable to equity holders of WBC	71	(27)	—	(12)	(95)	7	(56)
Goodwill amortisation	(85)	—	—	—	—	—	(85)
Distributions on other equity instruments	—	—	—	—	95	—	95
Treasury shares	—	—	—	12	—	—	12
TPS revaluation	—	—	—	—	—	—	—
Cash earnings	(14)	(27)	—	—	—	7	(34)

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

5.3 Reconciliation of key performance indicators for the six months ended 31 March 2005

	Previously reported AGAAP	A-IFRS adjustments	Statutory A-IFRS
Net profit after tax ($m)	1,325	(64)	1,261
Distributions on other equity instruments ($m)	(68)	91	23
Earnings ($m)	1,257	27	1,284
Weighted average ordinary shares - statutory (millions)	1,842	(6)	1,836
Earnings per ordinary share (cents)	68.2	1.7	69.9

Cash earnings ($m)	1,380	(36)	1,344
Weighted average ordinary shares - underlying (millions)	1,842	—	1,842
Cash earnings per ordinary share (cents)	74.9	(1.9)	73.0

Cash earnings ($m)	1,380	(36)	1,344
Franking credit benefit ($m)	272	—	272
Adjusted earnings ($m)	1,652	(36)	1,616
Average ordinary equity ($m)	12,999	(741)	12,258
Equity charge	(752)	110	(642)
Economic profit ($m)	900	74	974

Weighted average ordinary shares - statutory (millions)	1,842	(6)	1,836

Weighted average ordinary shares - underlying (millions)	1,842	—	1,842

Dividends per ordinary share (cents)	49.0	—	49.0
Cash earnings per ordinary share (cents)	74.9	(1.9)	73.0
Dividend payout ratio - cash earnings (%)	65.4	1.7	67.1

Net assets ($m)	16,253	(398)	15,855
Outside equity interests ($m)	(724)	(2,935)	(3,659)
New Zealand Class Shares ($m)	—	451	451
FIRsTS ($m)	(655)	655	—
TPS 2003 ($m)	(1,132)	1,132	—
TPS 2004 ($m)	(685)	685	—
Goodwill and other intangible assets ($m)	(2,302)	(547)	(2,849)
Net tangible assets ($m)	10,755	(957)	9,798
Number of shares at period end (millions)	1,850	(6)	1,844
Net tangible assets per ordinary share ($)	5.82	(0.51)	5.31

Operating expenses ($m)	(2,034)	(37)	(2,071)
Net operating income ($m)	4,204	(43)	4,161
Expense to income ratio (%)	48.4	1.4	49.8

Cash earnings ($m)	1,380	(36)	1,344
Average ordinary equity ($m)	12,999	(741)	12,258
Cash return on average ordinary equity (%)	21.2	0.8	22.0

Reported net interest income ($m)	2,545	12	2,557
Tax equivalent benefit of financing transactions ($m)	119	17	136
Total net interest income including gross up ($m)	2,664	29	2,693
Average interest earning assets ($m)	215,321	6,355	221,676
Net interest margin (%)	2.48	(0.04)	2.44

Please refer pages 44-47 for discussion of adjustments to key performance indicators as a result of the impact of the adoption of A-IFRS.

5.4 Reconciliation of key performance indicators for the six months ended 30 September 2005

	Previously reported AGAAP	A-IFRS adjustments	Statutory A-IFRS
Net profit after tax ($m)	1,493	(56)	1,437
Distributions on other equity instruments ($m)	(69)	95	26
Earnings ($m)	1,424	39	1,463
Weighted average ordinary shares - statutory (millions)	1,860	(6)	1,854
Earnings per ordinary share (cents)	76.6	2.3	78.9

Cash earnings ($m)	1,494	(34)	1,460
Weighted average ordinary shares - underlying (millions)	1,860	—	1,860
Cash earnings per ordinary share (cents)	80.4	(1.9)	78.5

Cash earnings ($m)	1,494	(34)	1,460
Franking credit benefit ($m)	285	—	285
Adjusted earnings ($m)	1,779	(34)	1,745
Average ordinary equity ($m)	13,809	(766)	13,043
Equity charge	(804)	118	(686)
Economic profit ($m)	975	84	1,059

Weighted average ordinary shares - statutory (millions)	1,860	(6)	1,854

Weighted average ordinary shares - underlying (millions)	1,860	—	1,860

Dividends per ordinary share (cents)	51.0	—	51.0
Cash earnings per ordinary share (cents)	80.4	(1.9)	78.5
Dividend payout ratio - cash earnings (%)	63.4	1.6	65.0

Net assets ($m)	17,212	(319)	16,893
Outside equity interests ($m)	(848)	(2,484)	(3,332)
FIRsTS ($m)	(655)	655	—
TPS 2003 ($m)	(1,132)	1,132	—
TPS 2004 ($m)	(685)	685	—
Goodwill ($m)	(2,290)	(667)	(2,957)
Net tangible assets ($m)	11,602	(998)	10,604
Number of shares at period end	1,869	(5)	1,864
Net tangible assets per ordinary share ($)	6.21	(0.52)	5.69

Operating expenses ($m)	(2,071)	(17)	(2,088)
Net operating income ($m)	4,601	(49)	4,552
Expense to income ratio (%)	45.0	0.9	45.9

Cash earnings ($m)	1,494	(34)	1,460
Average ordinary equity ($m)	13,809	(766)	13,043
Cash return on average ordinary equity (%)	21.6	0.7	22.3

Reported net interest income ($m)	2,700	2	2,702
Tax equivalent benefit of financing transactions ($m)	64	14	78
Total net interest income including gross up ($m)	2,764	16	2,780
Average interest earning assets ($m)	218,759	7,126	225,885
Net interest margin (%)	2.52	(0.07)	2.45

Please refer pages 44-47 for discussion of adjustments to key performance indicators as a result of the impact of the adoption of A-IFRS.

6. A-IFRS BUSINESS UNIT RECONCILIATIONS	A-IFRS transition report

This section reconciles previously reported AGAAP results for individual business units to A-IFRS results for the six months ended 31 March 2005 and 30 September 2005. AGAAP adjustments represents changes in business unit comparatives relating business line restructures and other business unit realignments. A brief description of the AGAAP adjustments for each business unit is also contained in this section.

6.1 Business and Consumer Banking (BCB)

Six months ended 31 March 2005
	Previously			Statutory
	reported	AGAAP	Restated	A-IFRS
$m	AGAAP	adjustments	AGAAP	adjustments	A-IFRS
Net interest income	1,831	36	1,867	(4)	1,863
Non-interest income	661	(104)	557	8	565
Net operating income	2,492	(68)	2,424	4	2,428
Operating expenses	(1,260)	59	(1,201)	(7)	(1,208)
Goodwill amortisation	(29)	1	(28)	28	—
Impairment losses on loans	(150)	(2)	(152)	—	(152)
Profit from ordinary activities before income tax	1,053	(10)	1,043	25	1,068
Tax and outside equity interests	(325)	7	(318)	2	(316)
Net profit after tax	728	(3)	725	27	752
Goodwill amortisation	29	(1)	28	(28)	—
Cash earnings	757	(4)	753	(1)	752

Detailed analysis of the adjustments

Statutory A-IFRS adjustments
Note	1	2	3	4	5	6
		Share based		Treasury	Hybrid equity
$m	Goodwill	payments	SPV’s	shares	instruments	Other	Total
Net interest income	—	—	—	—	—	(4)	(4)
Non-interest income	—	—	—	—	—	8	8
Net operating income	—	—	—	—	—	4	4
Operating expenses	—	—	—	—	—	(7)	(7)
Goodwill amortisation	28	—	—	—	—	—	28
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax	28	—	—	—	—	(3)	25
Tax and outside equity interests	—	—	—	—	—	2	2
Net profit after tax	28	—	—	—	—	(1)	27
Goodwill amortisation	(28)	—	—	—	—	—	(28)
Cash earnings	—	—	—	—	—	(1)	(1)

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

6.1 Business and Consumer Banking (BCB) cont.

Six months ended 30 September 2005
	Previously			Statutory
	reported	AGAAP	Restated	A-IFRS
$m	AGAAP	adjustments	AGAAP	adjustments	A-IFRS
Net interest income	1,869	41	1,910	(3)	1,907
Non-interest income	712	(113)	599	6	605
Net operating income	2,581	(72)	2,509	3	2,512
Operating expenses	(1,310)	57	(1,253)	(6)	(1,259)
Goodwill amortisation	(29)	2	(27)	27	—
Impairment losses on loans	(159)	(1)	(160)	—	(160)
Profit from ordinary activities before income tax	1,083	(14)	1,069	24	1,093
Tax and outside equity interests	(332)	4	(328)	—	(328)
Net profit after tax	751	(10)	741	24	765
Goodwill amortisation	29	(2)	27	(27)	—
Cash earnings	780	(12)	768	(3)	765

Detailed analysis of the adjustments

Statutory A-IFRS adjustments
Note	1	2	3	4	5	6
					Hybrid
		Share based		Treasury	equity
$m	Goodwill	payments	SPV’s	shares	instruments	Other	Total
Net interest income	—	—	—	—	—	(3)	(3)
Non-interest income	—	—	—	—	—	6	6
Net operating income	—	—	—	—	—	3	3
Operating expenses	—	—	—	—	—	(6)	(6)
Goodwill amortisation	27	—	—	—	—	—	27
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax	27	—	—	—	—	(3)	24
Tax and outside equity interests	—	—	—	—	—	—	—
Net profit after tax	27	—	—	—	—	(3)	24
Goodwill amortisation	(27)	—	—	—	—	—	(27)
Cash earnings	—	—	—	—	—	(3)	(3)

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

Key AGAAP adjustments for Business and Consumer Banking include:

•                      The transfer of the General Insurance and Financial Planning network business lines from Business and Consumer Banking to BT Financial Group, leading to a decrease in non-interest income, expenses and NPAT.

•                      The transfer of the International Operations business line from Westpac Institutional Bank to Business and Consumer Banking, leading to an increase in income, expenses and NPAT.

•                      Adjustments to the way Treasury charges business for funding, leading to an increase in net interest income and NPAT.

6.2 Westpac Institutional Bank (WIB)

Six months ended 31 March 2005
	Previously			Statutory
	reported	AGAAP	Restated	A-IFRS
$m	AGAAP	adjustments	AGAAP	adjustments	A-IFRS
Net interest income	264	(35)	229	11	240
Non-interest income	433	3	436	(11)	425
Net operating income	697	(32)	665	—	665
Operating expenses	(293)	12	(281)	(1)	(282)
Goodwill amortisation	(1)	—	(1)	1	—
Impairment losses on loans	(31)	1	(30)	—	(30)
Profit from ordinary activities before income tax	372	(19)	353	—	353
Tax and outside equity interests	(109)	1	(108)	(1)	(109)
Net profit after tax	263	(18)	245	(1)	244
Goodwill amortisation	1	—	1	(1)	—
Cash earnings	264	(18)	246	(2)	244

Detailed analysis of the adjustments

Statutory A-IFRS adjustments
Note	1	2	3	4	5	6
		Share based		Treasury	Hybrid equity
$m	Goodwill	payments	SPV’s	shares	instruments	Other	Total
Net interest income	—	—	11	—	—	—	11
Non-interest income	—	—	(12)	—	—	1	(11)
Net operating income	—	—	(1)	—	—	1	—
Operating expenses	—	—	—	—	—	(1)	(1)
Goodwill amortisation	1	—	—	—	—	—	1
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax	1	—	(1)	—	—	—	—
Tax and outside equity interests	—	—	—	—	—	(1)	(1)
Net profit after tax	1	—	(1)	—	—	(1)	(1)
Goodwill amortisation	(1)	—	—	—	—	—	(1)
Cash earnings	—	—	(1)	—	—	(1)	(2)

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

6.2 Westpac Institutional Bank (WIB) cont.

Six months ended 30 September 2005
	Previously			Statutory
	reported	AGAAP	Restated	A-IFRS
$m	AGAAP	adjustments	AGAAP	adjustments	A-IFRS
Net interest income	241	(55)	186	5	191
Non-interest income	422	21	443	(4)	439
Net operating income	663	(34)	629	1	630
Operating expenses	(285)	16	(269)	1	(268)
Goodwill amortisation	(2)	—	(2)	2	—
Impairment losses on loans	(9)	3	(6)	(1)	(7)
Profit from ordinary activities before income tax	367	(15)	352	3	355
Tax and outside equity interests	(115)	(1)	(116)	1	(115)
Net profit after tax	252	(16)	236	4	240
Goodwill amortisation	2	—	2	(2)	—
Cash earnings	254	(16)	238	2	240

Detailed analysis of the adjustments

Statutory A-IFRS adjustments
Note	1	2	3	4	5	6
		Share			Hybrid
		based		Treasury	equity
$m	Goodwill	payments	SPV’s	shares	instruments	Other	Total
Net interest income	—	—	3	—	—	2	5
Non-interest income	—	—	(3)	—	—	(1)	(4)
Net operating income	—	—	—	—	—	1	1
Operating expenses	—	—	—	—	—	1	1
Goodwill amortisation	2	—	—	—	—	—	2
Impairment losses on loans	—	—	—	—	—	(1)	(1)
Profit from ordinary activities before income tax	2	—	—	—	—	1	3
Tax and outside equity interests	—	—	—	—	—	1	1
Net profit after tax	2	—	—	—	—	2	4
Goodwill amortisation	(2)	—	—	—	—	—	(2)
Cash earnings	—	—	—	—	—	2	2

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

Key AGAAP adjustments for Westpac Institutional Bank include:

•                      The transfer of the International Operations business line from Westpac Institutional Bank to Business and Consumer Banking leading to a decrease in income, expenses and NPAT.

•                      The transfer of certain treasury operations for the New Zealand Institutional Bank to the Group Business Unit. Previously certain parts of New Zealand’s treasury operations were performed by Westpac Institutional Bank. This has resulted in a decrease in Westpac Institutional Bank’s income and NPAT.

6.3 BT Financial Group (BTFG)

Six months ended 31 March 2005
	Previously			Statutory
	reported	AGAAP	Restated	A-IFRS
$m	AGAAP	adjustments	AGAAP	adjustments	A-IFRS
Net interest income	18	(2)	16	(3)	13
Non-interest income	336	113	449	(17)	432
Net operating income	354	111	465	(20)	445
Operating expenses	(192)	(72)	(264)	3	(261)
Goodwill amortisation	(31)	(1)	(32)	32	—
Impairment losses on loans	—	—	—	—	—
Profit from ordinary activities before income tax	131	38	169	15	184
Tax and outside equity interests	(38)	(12)	(50)	4	(46)
Net profit after tax	93	26	119	19	138
Goodwill amortisation	31	1	32	(32)	—
Cash earnings	124	27	151	(13)	138

Detailed analysis of the adjustments

Statutory A-IFRS adjustments
Note	1	2	3	4	5	6
		Share based		Treasury	Hybrid equity
$m	Goodwill	payments	SPV’s	shares	instruments	Other	Total
Net interest income	—	—	—	—	—	(3)	(3)
Non-interest income	(9)	—	—	—	—	(8)	(17)
Net operating income	(9)	—	—	—	—	(11)	(20)
Operating expenses	—	—	—	—	—	3	3
Goodwill amortisation	32	—	—	—	—	—	32
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax	23	—	—	—	—	(8)	15
Tax and outside equity interests	3	—	—	—	—	1	4
Net profit after tax	26	—	—	—	—	(7)	19
Goodwill amortisation	(32)	—	—	—	—	—	(32)
Cash earnings	(6)	—	—	—	—	(7)	(13)

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

6.3 BT Financial Group (BTFG) cont.

Six months ended 30 September 2005
$m	Previously reported AGAAP	AGAAP adjustments	Restated AGAAP	Statutory A-IFRS adjustments	A-IFRS
Net interest income	18	(2)	16	2	18
Non-interest income	384	123	507	(29)	478
Net operating income	402	121	523	(27)	496
Operating expenses	(199)	(76)	(275)	9	(266)
Goodwill amortisation	(32)	(1)	(33)	33	—
Impairment losses on loans	—	—	—	—	—
Profit from ordinary activities before income tax	171	44	215	15	230
Tax and outside equity interests	(51)	(13)	(64)	5	(59)
Net profit after tax	120	31	151	20	171
Goodwill amortisation	32	1	33	(33)	—
Cash earnings	152	32	184	(13)	171

Detailed analysis of the adjustments

Statutory A-IFRS adjustments
Note	1	2	3	4	5	6
$m	Goodwill	Share based payments	SPV’s	Treasury shares	Hybrid equity instruments	Other	Total
Net interest income	—	—	—	—	—	2	2
Non-interest income	(18)	—	—	—	—	(11)	(29)
Net operating income	(18)	—	—	—	—	(9)	(27)
Operating expenses	—	—	—	—	—	9	9
Goodwill amortisation	33	—	—	—	—	—	33
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax	15	—	—	—	—	—	15
Tax and outside equity interests	5	—	—	—	—	—	5
Net profit after tax	20	—	—	—	—	—	20
Goodwill amortisation	(33)	—	—	—	—	—	(33)
Cash earnings	(13)	—	—	—	—	—	(13)

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

Key AGAAP adjustments for BT Financial Group include:

•                      The transfer of the General Insurance and Financial Planning network business lines from Business and Consumer Banking to BT Financial Group, leading to an increase in non-interest income, expenses and NPAT.

6.4 New Zealand (AUD)

Six months ended 31 March 2005
$m	Previously reported AGAAP	AGAAP adjustments	Restated AGAAP	Statutory A-IFRS adjustments	A-IFRS
Net interest income	405	(15)	390	(1)	389
Non-interest income	205	(1)	204	(1)	203
Net operating income	610	(16)	594	(2)	592
Operating expenses	(291)	2	(289)	1	(288)
Goodwill amortisation	(21)	—	(21)	21	—
Impairment losses on loans	(17)	—	(17)	—	(17)
Profit from ordinary activities before income tax	281	(14)	267	20	287
Tax and outside equity interests	(99)	4	(95)	2	(93)
Net profit after tax	182	(10)	172	22	194
Goodwill amortisation	21	—	21	(21)	—
Cash earnings	203	(10)	193	1	194

Detailed analysis of the adjustments

Statutory A-IFRS adjustments
Note	1	2	3	4	5	6
$m	Goodwill	Share based payments	SPV’s	Treasury shares	Hybrid equity instruments	Other	Total
Net interest income	—	—	—	—	—	(1)	(1)
Non-interest income	—	—	—	—	—	(1)	(1)
Net operating income	—	—	—	—	—	(2)	(2)
Operating expenses	—	—	—	—	—	1	1
Goodwill amortisation	21	—	—	—	—	—	21
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax	21	—	—	—	—	(1)	20
Tax and outside equity interests	—	—	—	—	—	2	2
Net profit after tax	21	—	—	—	—	1	22
Goodwill amortisation	(21)	—	—	—	—	—	(21)
Cash earnings	—	—	—	—	—	1	1

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

6.4 New Zealand (AUD) cont.

Six months ended 30 September 2005
$m	Previously reported AGAAP	AGAAP adjustments	Restated AGAAP	Statutory A-IFRS adjustments	A-IFRS
Net interest income	415	(18)	397	(1)	396
Non-interest income	206	1	207	2	209
Net operating income	621	(17)	604	1	605
Operating expenses	(287)	—	(287)	1	(286)
Goodwill amortisation	(20)	—	(20)	20	—
Impairment losses on loans	(16)	—	(16)	—	(16)
Profit from ordinary activities before income tax	298	(17)	281	22	303
Tax and outside equity interests	(97)	10	(87)	(5)	(92)
Net profit after tax	201	(7)	194	17	211
Goodwill amortisation	20	—	20	(20)	—
Cash earnings	221	(7)	214	(3)	211

Detailed analysis of the adjustments

Statutory A-IFRS adjustments
Note	1	2	3	4	5	6
$m	Goodwill	Share based payments	SPV’s	Treasury shares	Hybrid equity instruments	Other	Total
Net interest income	—	—	—	—	—	(1)	(1)
Non-interest income	—	—	—	—	—	2	2
Net operating income	—	—	—	—	—	1	1
Operating expenses	—	—	—	—	—	1	1
Goodwill amortisation	20	—	—	—	—	—	20
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax	20	—	—	—	—	2	22
Tax and outside equity interests	—	—	—	—	—	(5)	(5)
Net profit after tax	20	—	—	—	—	(3)	17
Goodwill amortisation	(20)	—	—	—	—	—	(20)
Cash earnings	—	—	—	—	—	(3)	(3)

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

Key AGAAP adjustments for New Zealand include:

•                      The transfer of treasury operations from the New Zealand retail bank to Group Treasury within the Group Business Unit, impacting income and expenses.

6.5 Pacific Banking

Six months ended 31 March 2005
$m	Previously reported AGAAP	AGAAP adjustments	Restated AGAAP	Statutory A-IFRS adjustments	A-IFRS
Net interest income	33	1	34	—	34
Non-interest income	36	—	36	—	36
Net operating income	69	1	70	—	70
Operating expenses	(27)	1	(26)	—	(26)
Goodwill amortisation	—	—	—	—	—
Impairment losses on loans	(1)	—	(1)	—	(1)
Profit from ordinary activities before income tax	41	2	43	—	43
Tax and outside equity interests	(13)	(1)	(14)	—	(14)
Net profit after tax	28	1	29	—	29
Goodwill amortisation	—	—	—	—	—
Cash earnings	28	1	29	—	29

Six months ended 30 September 2005
$m	Previously reported AGAAP	AGAAP adjustments	Restated AGAAP	Statutory A-IFRS adjustments	A-IFRS
Net interest income	37	2	39	—	39
Non-interest income	42	(1)	41	—	41
Net operating income	79	1	80	—	80
Operating expenses	(26)	(1)	(27)	—	(27)
Goodwill amortisation	—	—	—	—	—
Impairment losses on loans	(2)	—	(2)	—	(2)
Profit from ordinary activities before income tax	51	—	51	—	51
Tax and outside equity interests	(16)	1	(15)	—	(15)
Net profit after tax	35	1	36	—	36
Goodwill amortisation	—	—	—	—	—
Cash earnings	35	1	36	—	36

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

6.6 Group Business Unit (GBU)

Six months ended 31 March 2005
$m	Previously reported AGAAP	AGAAP adjustments	Restated AGAAP	Statutory A-IFRS adjustments	A-IFRS
Net interest income	(6)	15	9	9	18
Non-interest income	(12)	(11)	(23)	(34)	(57)
Net operating income	(18)	4	(14)	(25)	(39)
Operating expenses	29	(2)	27	(33)	(6)
Goodwill amortisation	(1)	—	(1)	1	—
Impairment losses on loans	(4)	1	(3)	—	(3)
Profit from ordinary activities before income tax	6	3	9	(57)	(48)
Tax and outside equity interests	25	1	26	(74)	(48)
Net profit after tax	31	4	35	(131)	(96)
Goodwill amortisation	1	—	1	(1)	—
Distributions on other equity instruments	(68)	—	(68)	91	23
Treasury shares	—	—	—	20	20
TPS revaluation	40	—	40	—	40
Cash earnings	4	4	8	(21)	(13)

Detailed analysis of the adjustments

Statutory A-IFRS adjustments
Note	1	2	3	4	5	6
$m	Goodwill	Share based payments	SPV’s	Treasury shares	Hybrid equity instruments	Other	Total
Net interest income	—	—	4	—	—	5	9
Non-interest income	—	—	(16)	(20)	—	2	(34)
Net operating income	—	—	(12)	(20)	—	7	(25)
Operating expenses	—	(33)	(1)	—	—	1	(33)
Goodwill amortisation	1	—	—	—	—	—	1
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax	1	(33)	(13)	(20)	—	8	(57)
Tax and outside equity interests	1	3	14	—	(91)	(1)	(74)
Net profit after tax	2	(30)	1	(20)	(91)	7	(131)
Goodwill amortisation	(1)	—	—	—	—	—	(1)
Distributions on other equity instruments	—	—	—	—	91		91
Treasury shares	—	—	—	20	—		20
TPS revaluation	—	—	—	—	—		—
Cash earnings	1	(30)	1	—	—	7	(21)

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

6.6 Group Business Unit (GBU) cont.

Six months ended 30 September 2005
$m	Previously reported AGAAP	AGAAP adjustments	Restated AGAAP	Statutory A-IFRS adjustments	A-IFRS
Net interest income	120	32	152	(1)	151
Non-interest income	135	(31)	104	(26)	78
Net operating income	255	1	256	(27)	229
Operating expenses	36	4	40	(22)	18
Goodwill amortisation	(2)	(1)	(3)	3	—
Impairment losses on loans	7	(2)	5	1	6
Profit from ordinary activities before income tax	296	2	298	(45)	253
Tax and outside equity interests	(162)	(1)	(163)	(76)	(239)
Net profit after tax	134	1	135	(121)	14
Goodwill amortisation	2	1	3	(3)	—
Distributions on other equity instruments	(69)	—	(69)	95	26
Treasury shares	—	—	—	12	12
TPS revaluation	(15)	—	(15)	—	(15)
Cash earnings	52	2	54	(17)	37

Detailed analysis of the adjustments

Statutory A-IFRS adjustments
Note	1	2	3	4	5	6
$m	Goodwill	Share based payments	SPV’s	Treasury shares	Hybrid equity instruments	Other	Total
Net interest income	—	—	2	—	—	(3)	(1)
Non-interest income	—	—	(20)	(12)	—	6	(26)
Net operating income	—	—	(18)	(12)	—	3	(27)
Operating expenses	—	(30)	—	—	—	8	(22)
Goodwill amortisation	3	—	—	—	—	—	3
Impairment losses on loans	—	—	—	—	—	1	1
Profit from ordinary activities before income tax	3	(30)	(18)	(12)	—	12	(45)
Tax and outside equity interests	(1)	3	18	—	(95)	(1)	(76)
Net profit after tax	2	(27)	—	(12)	(95)	11	(121)
Goodwill amortisation	(3)	—	—	—	—	—	(3)
Distributions on other equity instruments	—	—	—	—	95	—	95
Treasury shares	—	—	—	12	—	—	12
TPS revaluation	—	—	—	—	—	—	—
Cash earnings	(1)	(27)	—	—	—	11	(17)

Please refer to pages 41-44 for discussion of A-IFRS adjustments.

Key AGAAP adjustments impacting the Group Business Unit include:

•                      The transfer of treasury operations from Westpac Institutional Bank and New Zealand, increasing income, expenses and NPAT.

•                      Adjustments to the way Treasury charges business for funding, leading to a decrease in net interest income and NPAT.

7. NOTES ON KEY A-IFRS ADJUSTMENTS	A-IFRS transition report

7.1 Notes on key A-IFRS adjustments

Presentation changes to previously reported AGAAP comparatives

In accordance with A-IFRS disclosure requirements, certain items have been reclassified between specific asset and liability categories. The key presentation adjustments made for our reconciliations for periods prior to 1 October 2005 are as follows:

•                      Derivative financial assets and liabilities have been reclassified from other assets and other liabilities into their own categories on the face of the balance sheet.

•                      Previously under AGAAP only trading securities were separately disclosed on the face of the balance sheet. Under A-IFRS all trading assets and trading liabilities are grouped together. Other trading assets and liabilities have been reclassified from other assets and other liabilities.

•                      Capitalised computer software costs have been reclassified from property plant and equipment and under A-IFRS are disclosed as intangible assets. Additionally, amortisation of capitalised computer software has been reclassified from equipment and occupancy expenses to other expenses in the income statement.

•                      An intangible asset acquired as part of a wealth business acquisition has been reclassified out of other assets and moved to the new balance sheet category of goodwill and other intangible assets.

•                      Certain other liabilities that meet the definition of provisions have been reclassified.

Further key presentation adjustments made for periods after 1 October 2005 are as follows:

•                      Investment securities have predominately been reclassified into the new category of available-for-sale securities.

•                      Certificates of deposit previously reported as part of deposits have been reclassified as deposits at fair value.

A-IFRS adjustments impacting on prior year comparatives

1.      Goodwill

From the time of initial adoption of A-IFRS, goodwill acquired in business combinations is no longer required to be amortised, and instead is subject to impairment testing at least annually. If any impairments occur, they will be recognised immediately in the income statement. The goodwill amortised in the year ended 30 September 2005 under AGAAP of $168 million (1H05: $83 million, 2H05: $85 million) was reversed against opening retained profits on transition to A-IFRS. There was no impact on cash earnings from this adjustment as the amortisation of Goodwill was previously reversed in deriving cash earnings.

In addition, 2005 AGAAP results included the recovery of amounts previously paid into certain managed funds to support the carrying value of tax assets. Under AGAAP, the recovery of these amounts was required to be reported in income. However, on transition to A-IFRS the recovery of these amounts was adjusted against Goodwill held on the balance sheet. This adjustment decreased cash earnings by the after tax amount of the recoveries (2005: $19 million, 1H05: $5 million, 2H05: $14 million).

2.      Share based payments

Under AGAAP the Group did not recognise an expense for performance options and performance share rights issued to staff or for new shares issued under the employee share plan. Under A-IFRS the Group recognises an expense for all share-based remuneration. The expense for performance options and performance share rights is the fair value of the instruments at grant date recognised over the relevant vesting period. The expense for shares issued under the employee share plan is the market value of the shares at date of issue. There will be no impact on total equity where shares are issued to satisfy awards, as the expense will be matched by an offsetting increase in equity. The Group has elected to include all unvested instruments held by employees in its calculation of expense for share based payments. The impact in 2005 of expensing share based payments was to increase operating expenses by $63 million (1H05: $33 million, 2H05: $30 million).

3.      Consolidation of special purpose vehicles (SPVs)

A change to the interpretation of the consolidation rules under A-IFRS versus AGAAP resulted in the Group consolidating a number of SPVs used for the securitisation of the Group’s own and customers’ assets. The consolidation of these vehicles resulted in an increase in both assets and liabilities with no impact on net assets. Net interest income increased and non-interest income decreased. For the 2005 year the consolidation of SPVs resulted in an increase in net interest income of $20 million (1H05: $15 million, 2H05: $5 million), a reduction in non-interest income of $51 million (1H05: $28 million, 2H05: $23 million) and an increase in both assets and liabilities of $6,840 million (1H05: $7,561 million, 2H05: $6,840 million). Additionally, these changes resulted in the deconsolidation of a SPV from Westpac’s Institutional Bank. The deconsolidation resulted in a grossing up of the tax expense with a corresponding decrease in income due to the nature of the income earned in the SPV.

The consolidation of SPVs is not expected to have any impact on the Group’s regulatory capital position.

4.      Treasury shares

Under A-IFRS shares in Westpac Banking Corporation held by the Group, including securities held in statutory life funds and consolidated managed investment vehicles, are reclassified as treasury shares and accounted for as a deduction from share capital. Any changes in the value of treasury shares held are recognised in equity at the time of disposal and dividends are not recognised as income or distributions. Recognition of income related to treasury shares is prohibited under A-IFRS. At 1 October 2004 an adjustment of $60 million was made to the opening balance sheet and income was reduced by $32 million (1H05: $20 million, 2H05: $12 million). The reductions in income are added back in deriving cash earnings.

5.      Hybrid equity instruments

The Group has issued a number of hybrid tier one instruments, which were classified as other equity interests under AGAAP. Under A-IFRS these instruments, with a carrying value of $2,925 million as at 1 October 2004, were presented as outside equity interests. Consistent with the change in presentation, the distributions on these instruments were reclassified out of profit attributable to equity holders of Westpac Banking Corporation and into net profit attributable to outside equity interests.

6.      Other

The Other adjustments category includes balance sheet impacts relating to the Westpac pension funds, where under A-IFRS unrecognised losses were reset to zero, impacting retained earnings and other balance sheet accounts and the deferral of previously recognised fees.

The other items line summarises the impact of other adjustments that are not individually significant.

A-IFRS adjustments impacting on the restatement of the opening balance sheet as at 1 October 2005

7.      Classification

As a result of the application of the new classification standards for financial instruments from 1 October 2005, new balance sheet classifications have been created and certain assets and liabilities have been moved to different balance sheet line items. The most significant adjustments are the reclassification of acceptance assets as loans, acceptance liabilities as debt issues and some debt issues as trading liabilities.

8.      Debt v equity classifications

From 1 October 2005 the Fixed Interest Resettable Trust Securities (FIRsTS) and Trust Preferred Securities 2004 (TPS 2004) hybrid equity instruments with a carrying value of $1,343 million, previously classified as equity, were reclassified as debt on the balance sheet. After 1 October 2005, distributions on these instruments are classified as interest expense in the income statement. Trust Preferred Securities 2003 (TPS 2003) continues to be classified as outside equity instruments in the balance sheet with its distributions included in net profit attributable to outside equity interests in the income statement.

Additionally, minority interests of $826 million in managed investment schemes controlled by the Group’s life companies were reclassified as debt and transferred to life insurance policy liabilities.

9.                  Insurance contracts

Under revised A-IFRS measurement rules, different discount rates and amortisation periods are applied when determining life insurance policyholder liabilities. Additionally, deferred acquisition costs and deferred entry fees are no longer included in the calculation of policyholder liabilities. As a result, as at 1 October 2005, policyholder liabilities increased by $142 million, other assets increased by $34 million and other liabilities increased by $24 million. Shareholders’ equity was reduced by $132 million as a result of these adjustments.

10.           Effective yield

From 1 October 2005, certain lending and borrowing related fees received and costs paid are required to be deferred on the balance sheet as part of loans, deposits or debt issues and subsequently recognised as a yield adjustment to interest income or interest expense. Although there should be no impact on net income over time, the classifications of some income and expense items change and there will be short term impacts, with greater levels of income deferred in the short term in a growing business.

11.           Loan provisioning

At 1 October 2005 the application of the A-IFRS financial instruments standards to the loss estimation process resulted in an overall reduction in credit provisioning levels of $547 million. Provisions held for incurred losses related to off-balance sheet exposures and work out costs of $144 million were reclassified to provisions and $16 million for credit related items no longer included in credit provisions was transferred to other liabilities. Additionally, the carrying amount of loan assets increased by $38 million as amounts written off under AGAAP in excess of the write offs permitted by A-IFRS were reversed.

12.           Derivatives and hedging

From 1 October 2005 A-IFRS requires that all derivative contracts, whether used as hedging instruments or otherwise, be recognised on the balance sheet at fair value. Transition adjustments at 1 October 2005 resulted in a reduction in the carrying value of derivative assets of $359 million, derivative liabilities by $211 million, and other asset categories by $89 million and liabilities by $112 million reflecting the replacement of accruals with fair values. A cash flow hedge reserve of $51 million was recognised within equity. After tax, the transition adjustment for derivatives and hedging reduced shareholders equity by $63 million.

13.  Other

The other items line summarises the impact of other adjustments that are not individually significant.

7.2 Reconciliation of key performance indicators

1.   Cash earnings

Changes in 2005 cash earnings are driven by a reduction in net profit after tax of $120 million (1H05: $64 million, 2H05: $56 million) and additional adjustments increasing cash earnings by $50 million (1H05: $28 million, 2H05: $22 million).

The following adjustments are made to NPAT in deriving cash earnings following the introduction of A-IFRS:

•                      Treasury shares. A-IFRS does not permit earnings on Westpac shares held by Westpac, including Westpac Life Insurance companies and consolidated managed investment schemes (MIS), to be recognised in income. As these earnings match changes in policyholder and MIS unitholders liabilities, which do flow through earnings, the impact of this item is reversed in deriving cash earnings. This ensures that there is no impact on cashflows available to ordinary shareholders.

•                      Dividends paid on New Zealand (NZ) Class shares. Under A-IFRS the previously outstanding New Zealand Class shares, classified as Outside Equity Interest in the income statement, and dividends paid on NZ Class shares are classified as net profit attributable to outside equity interests. These distributions are added back in deriving cash earnings as it is considered that NZ Class shareholders had the same rights as ordinary shareholders. NZ Class shares were exchanged for Westpac ordinary shares in July 2005.

•                      Trust Preferred Securities (TPS). For the 2005 statutory comparatives the adjustment for the cross currency swap hedging the TPS 2004 hybrid instrument is consistent with the previous AGAAP treatment. However, from 1 October 2005 and the adoption of AASB 139, revaluations of the cross currency swap and underlying liability will offset. Therefore there will be no future impact on NPAT and the adjustment to derive cash earnings will no longer be required.

However, from I October 2005 the interest rate swap hedging the TPS 2003 hybrid instrument will not achieve hedge accounting under A-IFRS; therefore changes in the value of the swap will be taken to the income statement. The impacts are reversed in deriving cash earnings as they do not affect cash flows available to our ordinary shareholders. This adjustment will impact cash earnings for the six months ended 31 March 2006 (for the first time).

Previously under AGAAP, cash earnings adjustments were made for goodwill, hybrid equity distributions and the hedges relating to certain hybrid equity instruments. Adjustments for goodwill are no longer required as goodwill is no longer amortised but tested for impairment, while the impacts of hybrid distributions are included in net profit after tax.

2.   Earnings per ordinary share

Earnings per ordinary share for 2005 increased under A-IFRS by 4.1 cents (1H05: 1.7 cents, 2H05: 2.3 cents). The basis of earnings, which is calculated as NPAT adjusted for distributions on other equity instruments, increased under A-IFRS by $66 million (1H05: $27 million, 2H05: $39 million) driven by three key adjustments (refer page 8 for further details):

•                      The reversal of goodwill amortisation charges, which increased earnings; partially offset by

•                      The expensing of share based payments, which decreased earnings; and

•                      Adjustments for treasury shares, which decreased NPAT.

Adjustments for the treatment of Hybrid equity instruments do not impact earnings as these are adjusted for under AGAAP and A-IFRS.

Additionally, the ‘weighted average number of ordinary shares—statutory’ decreased under A-IFRS as Treasury shares are deducted.

3.   Cash earnings per ordinary share

Cash earnings per ordinary share for 2005 decreased under A-IFRS by 3.8 cents (1H05: 1.9 cents, 2H05: 1.9 cents) driven by a decrease in cash earnings of $70 million (1H05: $36 million, 2H05: $34 million). The ‘weighted average number of ordinary shares — underlying’ is not affected by A-IFRS as the impact of treasury shares is reversed (refer below) to ensure that this measure is presented on a consistent basis with cash earnings, which is also determined after the reversal of the impact of treasury shares

4.   Economic profit

Economic profit for 2005 increased under A-IFRS by $158 million (1H05: $74 million, 2H05: $84 million) and was impacted by a number of changes arising from A-IFRS, together with some changes in the calculation methodology. These changes included:

•                      Cash earnings decreased by $70 million (1H05: $36 million, 2H05: $34 million);

•                      Definition of average ordinary equity. Previously the equity charge included in economic profit was calculated using average adjusted ordinary equity, which was defined as average ordinary equity plus average accumulated goodwill amortisation, less the average estimated dividend. This definition has been updated so that the equity charge is now calculated based on average ordinary equity, which is defined as average total equity less average outside ordinary equity interests, less average hybrid equity (which are reclassified as outside equity interest for 2005 under A-IFRS).

The change in methodology was made because under A-IFRS goodwill amortisation will cease and goodwill will only be adjusted if it is impaired. Additionally, the impact of estimated dividends was removed to simplify the calculation as it does not have a material impact on a year on year basis. Actual dividends paid will be used in the calculation going forward.

•                      Equity charge. Previously the equity charge for economic profit was calculated as 11.6% of the average equity balance. Reflecting lower risk free interest rates and an improvement in Westpac’s Beta, the cost of equity has been reduced to 10.5%.

5.   Weighted average ordinary shares—statutory

‘Weighted average ordinary shares—statutory’ decreased under A-IFRS, driven by the impact of treasury share adjustments. As discussed on page 40, the dividends and other earnings on Westpac shares held by the Group as treasury shares is removed from Group earnings. A-IFRS also requires the number of Westpac shares held by the Group as treasury shares to be removed from the share count.

6.   Weighted average ordinary shares—underlying

The underlying measure of weighted average ordinary shares is not impacted by A-IFRS. Adjustments made for treasury shares for the statutory measure of weighted average ordinary shares are reversed so that the calculation of cash earnings per ordinary share is performed on a consistent basis (the earnings impact of treasury shares is also reversed in deriving cash earnings).

7.   Dividend payout ratio—cash earnings

The dividend pay out ratio increased in 2005 under A-IFRS by 160 basis points (1H05: 170 basis points, 2H05: 160 basis points) as cash earnings per share decreased (refer above), resulting in dividends per share being a higher proportion of cash earnings per share.

8.   Net tangible assets per ordinary share

Net tangible assets per ordinary share decreased in 2005 under A-IFRS by $0.52 (1H05: $0.51, 2H05: $0.52). Net tangible assets per ordinary share is calculated as ‘net assets less outside equity interests, total hybrid equity and total intangible assets divided by closing total ordinary shares on issue’. Under AGAAP, total intangible assets consisted only of goodwill. However, under A-IFRS, total intangible assets are extended to include goodwill, capitalised software and other intangible assets, which reduces total net tangible assets.

9.   Cash earnings to average ordinary equity

‘Cash earnings to average ordinary equity’ for 2005 increased by 80 basis points (1H05: 80 basis points, 2H05: 70 basis points) driven by a decrease in cash earnings and changes in the basis used to calculate average ordinary equity.

Previously, the average equity balance was determined using average adjusted ordinary equity, which was calculated as ‘average ordinary equity plus average accumulated goodwill amortisation, less the average estimated dividend’. This has been updated so that the equity charge is now determined based on average ordinary equity, which is calculated as ‘average total equity less average outside ordinary equity interests, less average hybrid equity (which are reclassified as outside equity interest for 2005 under A-IFRS)’.

The change in methodology was necessary as, under A-IFRS, goodwill amortisation will cease and goodwill will only be adjusted if it is impaired. Additionally, the impact of estimated dividends was removed to simplify the calculation as it does not have a material impact on a year on year basis. Actual dividends paid will be used in the calculation going forward.

10. Expense to income ratio

The expense to income ratio increases under A-IFRS driven primarily by the recognition of expenses related to share based payments. Additionally, revenue decreases due mainly to the impacts of treasury shares and the consolidation of SPVs.

11. Net interest margin

Net interest margin for 2005 decreased by 5 basis points (1H05: 4 basis points, 2H05: 7 basis points). In addition to the impact from the consolidation of special purpose vehicles as outlined in section 7.2 (page 32), due to the deconsolidation of a SPV, certain net interest income previously reported under AGAAP on a pre-tax basis is reported under A-IFRS on a net of tax basis. As a consequence this income is grossed up via the ‘tax equivalent benefit of financing transactions’ line. The impact in 2005 was an increase of $31 million (1H05: $17 million, 2H05: $14 million).

The transition to A-IFRS had the following key impacts on average interest earning assets for 2005:

Category ($m)	2005	1H05	2H05
Due from other financial institutions	4,887	5,133	4,641
Gross productive loans	1,884	1,262	2,502
Other	(31)	(40)	(17)
Movement in average interest earnings assets	6,740	6,355	7,126